Annual Information Form Fiscal year 2010

Annual Information Form, May 14, 2010
Virginia Mines Inc.

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Annual Information Form, May 14, 2010
Virginia Mines Inc.

9.1 BIOGRAPHICAL NOTES	27
9.2 CORPORATE CEASE TRADING OR BANKRUPTCIES	28
9.3 PENALTIES OR SANCTIONS	29
9.4 PERSONAL BANKRUPTCIES	29
9.5 CONFLICTS OF INTEREST	29
ITEM X – PROMOTERS	29
ITEM XI – AUDIT COMMITTEE INFORMATION	29
11.1 THE AUDIT COMMITTEE CHARTER	29
11.2 COMPOSITION OF THE AUDIT COMMITTEE	29
11.3 RELEVANT EDUCATION AND EXPERIENCE	29
11.4 RELIANCE ON CERTAIN EXEMPTIONS	30
11.5 EXTERNAL AUDITOR SERVICE FEES	30
ITEM XII – LEGAL PROCEEDINGS	30
ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	30
ITEM XIV – REGISTRAR AND TRANSFER AGENT	30
ITEM XV – MATERIAL CONTRACTS	30
ITEM XVI – INTEREST OF EXPERTS	30
ITEM XVII – ADDITIONAL INFORMATION	31
SCHEDULE A: Audit Committee Charter SCHEDULE B: Map of Location of the Company’s Major Properties

Annual Information Form, May 14, 2010
Virginia Mines Inc.

GLOSSARY TERMS

TERM	DESCRIPTION
“Ag”	Chemical symbol for silver.
“alteration”	Any change in the mineralogic composition of a rock that is brought about by physical or chemical means.
“anomaly”	Geochemical and geophysical data, which deviates from regularity.
“Archaean”	Oldest rocks of the Precambrian Era, with an age greater than about 2,400 million years.
“arsenic”	Mineral with the chemical symbol As. Native element occurring in grey masses.
“arsenopyrite”	Iron-arsenic sulphide, FeAsS.
“assay”	Analysis to determine the presence, absence or quantity of one or more chemical components.
“Au”	Chemical symbol for the metallic element gold.
“auriferous”	Containing gold.
“basalt”	Dark coloured, fine-grained usually extrusive igneous rock (volcanic) composed mainly of feldspar and pyroxene.
“base metal”

Metal, such as copper, lead, nickel, zinc or cobalt, of comparatively low value and relatively inferior in certain properties (such as resistance to corrosion) compared to noble metals such as gold, silver or platinum.

“biotite”	Generally dark coloured iron, magnesium and potassium rich mica.
“block”	Regional geological unit containing rocks of similar age.
“breccia”	Rock fragmented into angular components.
“channel sampling”	Chipping of a sample of rock that is one half to one inch deep and six inches wide for the full length of the wall being sampled . The sampling is done in one direction.
“conductor”	Geophysical characteristic by which an electric current can be generated through an electrical charge or an electromagnetic field.
“conglomerate”	Coarse-grained sedimentary rock composed of fragments greater than 2 millimetres.
“copper”	Metallic element with the chemical symbol Cu.
“Cu”	Chemical symbol for the metallic element copper.
“cut-off grade”	The lowest grade of mineralized material that qualifies as ore in a given deposit; rock of the lowest assay included in an ore estimate.
“deformation”	Folding, faulting, shearing, compression, or extension of the rocks as a result of various Earth forces.
“diamond (drill) hole”	A method of obtaining a cylindrical core of rock by drill with a diamond set or diamond impregnated bit.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

TERM	DESCRIPTION
“dyke”	An intrusive igneous body with boundaries that cut across surfaces of layering or foliation in rocks into which it has intruded.
“EM”	Electromagnetic.
“feasibility study”

A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

“facies”	Characteristics of a rock body or part of a rock body that differentiate it from others as in appearance, composition, etc.
“fault”	A fracture in a rock along which there has been relative movement either vertically or horizontally.
“Fe”	Chemical symbol for the metallic element iron.
“feldspar”	A group of common aluminosilicate minerals.
“felsic”	Igneous rock composed principally of feldspars and quartz.
“fold”	Bend, flexure, or wrinkle in rock produced when rock was in a plastic state.
“formation”	Body of rock identified by lithological characteristics and stratigraphic position.
“g/t”	Grams per tonne.
“gabbro”	Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.
“geochemical survey”	Measure of the abundance of different elements in rock, soil, water etc.
“geochemistry”	Study of variation of chemical elements in rocks or soil.
“geophysics”	Study of the Earth by quantitative physical methods.
“gneiss”	Foliated metamorphic rock characterized by alternating bands of light and dark minerals.
“gold”

An isometric mineral, native, that occurs in hydrothermal veins with quartz and various sulfides; disseminated in submarine massive effusives and in placers or nuggets, fines, and dust. It is found in nature as the free metal and in tellurides; very widely distributed. Symbol: Au.

“grade”	The relative quantity or the percentage of ore-mineral or metal content in an orebody. Expressed in grams per tonne for precious metal and in percentage for other minerals.
“gram”	Mass metric unit. 1,000 grams = 1 kilogram.
“granite”	Medium to coarse-grained felsic intrusive rock.
“greenstone”	A field term applied to any compact dark-green altered or metamorphosed basic igneous rock.
“greenstone belt”	Elongated belts in Archean terrain characterized by major zones of greenstones.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

TERM	DESCRIPTION
“hectare”	Square of 100 metres by 100 metres.
“horizon”	A defined layer within a stratigraphic sequence, which has unique characteristics distinguishing it from the rest of the sequence.
“igneous”	Rock or material, which solidified from molten material.
“indicated resources”

An indicated resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred resources”

An inferred resource is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“interbedded”	Having beds lying between other beds with different characteristics.
“intrusion”	A mass of igneous rock that, while molten, was forced into or between other rocks.
“intrusive”	Said of an igneous rock that invades older rocks.
“IP (induced polarization)”

The production of a double layer of charge at a mineral interface, or production of changes in double-layer density of charge, brought about by application of an electric or magnetic field (induced electrical or magnetic polarization). Induced electrical polarization is manifested either by a decay of voltage in the Earth following the cessation of an excitation current pulse, or by a frequency dependence of the apparent resistivity of the Earth. Abbrev: IP.

“lens”

A geologic deposit that is thick in the middle and converges toward the edges, resembling a convex lens; an irregularly shaped formation consisting of a porous, permeable sedimentary deposit surrounded by impermeable rock.

“line cutting”	Technique consisting of making corridors of equal spacing on the ground to have a precise reference of the location of a specific area.
“mafic”	Descriptive of rocks composed dominantly of magnesium and iron forming silicates.
“magmatic”	Of magma (liquid or molten rock deep in the Earth, which on cooling solidifies to produce igneous rock).
“magnetic”	Object that has the properties of a magnet.

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Annual Information Form, May 14, 2010
Virginia Mines Inc.

TERM	DESCRIPTION
“measured resource”

A measured resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“metamorphic”	Pertaining to a rock transformed by physical or chemical process including heat, pressure and liquids .
“mineralization”	The concentration of metals and their chemical compounds within a body of rock.
“Ni”	Chemical symbol for the metallic element nickel.
“NI 43- 101” or “43- 101”	National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.
“NSR”	Net Smelter Royalty – Royalty based on the actual gold sale price received less the cost of refining at an off-site refinery.
“ore”	Rock containing mineral(s) or metals that can be economically extracted.
“ore body”	A solid and fairly continuous mass of ore.
“outcrop”	An exposure of bedrock at the surface.
“Pb”	Chemical symbol for the metallic element lead.
“PGE”	Abbreviation for platinum group elements.
“plutonic”	Igneous rocks formed at great depths and high pressures.
“pyrite”	Iron sulphide (FeS 2).
“pyrrhotite”	A magnetic iron sulphide material.
“reconnaissance”	A general examination or survey of a region with reference to its main features, usually as a preliminary to a more detailed survey.
“mineral resource”

A mineral resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“stringer”	A very small vein either independent or occurring as a branch of a larger vein; also known as string.
“sulphide”	A group of minerals in which one or more metals are found in combination with sulphide.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

TERM	DESCRIPTION
“till”	Unsorted and unstratified drift consisting of a heterogeneous mixture of clay, sand, gravel, and boulders which is deposited by and underneath a glacier; also known as boulder clay, glacial till and icelaid drift.
“tonalite”	Quartz diorite; a group of plutonic rocks having the composition of diorite but with large amounts of quartz (greater than 20%); also known as quartz-bearing diorite.
“tonne”	Metric unit of weight equivalent to volume multiplied by specific gravity, equivalent to 1,102 tons.
“trenching”	The act of blasting or digging through overburden/outcrop to attend fresh outcrop for mapping and sampling.
“tuff”	A rock formed of limestone deposits.
“U”	Chemical symbol for the metallic element uranium.
“ultramafic”	Descriptive of igneous rock containing virtually no quartz or feldspar and composed mainly of olivine and pyroxene.
“vein”	Thin fissure going through a hydrothermal mineralization, mainly mineralized in quartz.
“volcanic”	Descriptive of rocks originating from volcanic activity.
“volcanogenic”	Formed by processes directly connected with volcanism.
“volcano-sedimentary”	Type of rock involved simultaneously in a volcanic and a sedimentary activity.
“wacke”	Sandstone composed of a mixture of angular and unsorted or poorly sorted fragments of minerals and rocks and an abundant (10%) matrix of clay and fine silt.
“Zn”	Chemical symbol for the metallic element zinc.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Except as otherwise indicated, the information contained in this Annual Information Form is up-to-date as at February 28, 2010.

FORWARD-LOOKING STATEMENTS
Certain statements in this Annual Information Form, under the heading entitled “Management’s Discussion and Analysis” and in the Company’s 2010 Annual Report, which are incorporated by reference herein, are forward-looking statements within the meaning of applicable Canadian legislation. The words“estimate”, “project”, “plan”, “expect”, “believe”, “may”, “will”, “anticipate” and similar expressions identify forward-looking statements. Such forward-looking statements involve unknown and uncertain risks, uncertainties and other factors, including, but not limited to, those set forth herein under the heading “Item VIII – Risk Factors”. Events of other occurrences contemplated in these and other risk factors and uncertainties may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forwardlooking statements. These factors, among others, could cause actual results to differ materially from those expressed in any forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements made in this Annual Information Form.

CURRENCY
Any statement or reference to dollar amounts herein shall mean lawful money of Canada unless otherwise indicated.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

ITEM I – CORPORATE STRUCTURE

1.1 Name, Address and Incorporation.

Virginia Mines Inc. (the “Company”) was incorporated on November 30, 2005, under the Canada Business Corporations Act and is the result of the transaction pursuant to a Plan of Arrangement involving the Company, Goldcorp Inc. (“Goldcorp”) and the Company’s predecessor Virginia Gold Mines Inc. (“Virginia”). The transaction was approved by the shareholders on March 24, 2006, to be effective on March 31, 2006. Virginia is itself the result of an amalgamation of Exploration Diabior Inc. and Virginia Gold Mines Inc. (“Old Virginia”) as of June 1, 1996.

Further to this Plan of Arrangement effective March 31, 2006, the following events occurred:

  Virginia became a wholly-owned subsidiary of Goldcorp. The Éléonore property was transferred to this subsidiary, which also assumed the liabilities related to the Éléonore property. Effective April 25, 2006, the name Virginia Gold Mines Inc. was changed to "Les Mines Opinaca Ltée".
  Virginia transferred to the Company the assets not related to the Éléonore property at fair market value in consideration of the issuance of 18,017,817 shares by the Company and the assumption by the Company of the liabilities not related to the Éléonore property. Furthermore, the Company assumed the continuing operations of Virginia, except for the Éléonore property.
  As part of the Plan of Arrangement, each shareholder of Virginia received 0.5 shares of the Company and 0.4 shares of Goldcorp.

The registered and head office of the Company is located at 116 St. Pierre Street, suite 200, Québec, QC G1K 4A7.

NOTE: To facilitate the reading of this document and for a better understanding, the term “Company” stands for Virginia Mines Inc. and all its predecessors.

1.2 Intercorporate Relationships

The Company does not have any subsidiaries.

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

The Company’s activities consist mainly of acquisition, exploration, development and eventually exploitation of mining exploration properties. Exploring mining properties is the Company’s principal business. In this regard, the Company is called upon to enter into different agreements specific to the mining industry such as the purchase or option to purchase mining exploration properties and joint venture agreements. The Company is not currently operating any mines.

2.1 Three-year History

2.1.1 For fiscal 2010

During fiscal 2010, the Company’s exploration expenditures amounted to $5.5 million, compared to $13.6 million in 2009. The Poste Lemoyne Extension, Anatacau-Wabamisk, Lac Pau, La Grande Sud, Auclair and FCI projects, all located in the James Bay region, were the Company’s main exploration projects for fiscal 2010.

The Company was very active on its Poste Lemoyne Extension project where it conducted, during the summer and fall of 2009, prospecting and geological reconnaissance, mechanical stripping and restoration of previous trenches as well as geochemical, till and MMI surveys. A new 18-hole drilling program totalling 3,331 metres was also conducted during the period from November 2009 to February 2010. The Company spent $1.6 million on the project during fiscal 2010.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

The Company pursued active exploration on its Anatacau-Wabamisk project during fiscal 2010. A geological mapping and mechanical trenching program carried out during the summer and fall of 2009 was followed in early winter 2009-2010 by line cutting and a MAG-IP geophysical survey of about 100 kilometres. A diamond drilling program started in late February 2010 and should go on until spring breakup. The Company owns a 100% participating interest in the Wabamisk portion of the project and has the option to acquire IAMGOLD Corporation’s (“IAMGOLD”) 100% participating interest in the Anatacau portion of the project for a consideration consisting of a $25,000 payment that was paid upon signing of the agreement and $3 million in exploration work to be carried out before December 31, 2012. Should the Company acquire a 100% participating interest in the property, IAMGOLD will retain a 2% NSR. The Company may buy back half (1%) of this royalty for $1.5 million. During fiscal 2010, the Company spent $0.9 million on the Anatacau-Wabamisk project.

The Lac Pau and La Grande Sud generated a lot of activity during fiscal 2010. Prospecting, geological mapping and mechanical trenching were carried out on the Lac Pau project during the summer-fall of 2009. Work was followed during winter 2009-2010 by a line cutting program and a geophysical MAG-IP survey totalling 260 kilometres. A diamond drilling campaign will be initiated at the beginning of next fiscal year and will go on until spring break up. The Company spent $1.2 million on the Lac Pau project during fiscal 2010. A 7-hole drilling program of 1,963 metres was also carried out at the beginning of winter 2009-2010 on the La Grande Sud project. This drilling program followed up to detailed geological mapping performed during the summer of 2009. The Company spent $0.5 million on the La Grande Sud project during fiscal 2010.

During fiscal 2010, the Company worked actively, in partnership with Odyssey Resources Limited (“Odyssey”), on the Auclair and FCI projects. Detailed structural mapping, which was carried out on the Auclair project during the summer of 2009, was followed in January and February 2010 by a 13-hole diamond drilling program of 4,033 metres. Prospecting and geological mapping was carried out on the FCI project in the fall of 2009 and a diamond-drilling program of about 3,000 metres started in February 2010 and should continue until spring break-up. In virtue of an agreement signed in late May 2009, Odyssey has the option to acquire a 50% participating interest in the Auclair property in consideration of $5 million in exploration work to be carried out during the next six years and cash payments totalling $150,000 on or before the third anniversary of the agreement. According to another agreement signed the same day, Odyssey has the option to acquire a 50% participating interest in the FCI property in consideration of $4 million in exploration work to be carried out in the next six years and cash payments totalling $130,000 on or before the third anniversary of the agreement. During fiscal 2010, Odyssey spent $0.7 million and $0.5 million on the Auclair and FCI projects, respectively.

Fiscal 2010 was also highlighted by a few other events important to the Company. The Coulon project reached a major milestone with the release in April 2009 of a first NI 43-101 compliant resource estimate. The Coulon project is host to seven lenses mineralized in Cu-Zn-Ag, of which five are close to one another. P&E Mining Consultants Inc. of Brampton, Ontario (“P&E”), independent resource estimate consultants for the Company, has authorized the release of the following estimates: an indicated resource of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.40% Pb, 37.2 g/t Ag and 0.25 g/t Au and an inferred resource of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. These substantial mineral resources offer an excellent expanding potential.

The Company also announced in April 2009 the receiving of its first royalty advance payment of US$100,000 on the Éléonore project, owned by Les mines Opinaca, a subsidiary owned 100% by Goldcorp Inc. (“Goldcorp”). Indeed, as per an agreement signed by both parties in March 2006, the Company is entitled to advance payments on the royalty that it owns on the Éléonore deposit, on the basis of US$100,000 per month for up to 50 months, unless production begins earlier, in which case the royalty payments will be paid in accordance with the quantity of gold produced.

At last, the Company also signed, in the course of fiscal 2010, some other partnership agreements. It has entered into agreement with MacDonald Mines Exploration Ltd. (“MacDonald Mines”) on the Assinica project, located in the James Bay region, province of Quebec. The property consists of 82 claims totalling 4,236.82 hectares. As per the agreement, MacDonald Mines has the option to acquire a 50% participating interest in the Assinica property, in consideration of $2.5 million in exploration work to be carried out in the next four years and cash payments totalling $130,000. The Company is the operator.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

The Company has also entered into agreement with Agnico Eagle Mines Limited (“Agnico Eagle”) pursuant to which Agnico Eagle acquires a 100% participating interest in the Dieppe property for a consideration that consists of the issuance to the Company of $1 million in shares of Agnico Eagle. This agreement also includes an additional issuance of $1 million in shares of Agnico Eagle, in case of confirmed indicated resource of 1 million ounces of gold on the property. The Dieppe property is located alongside the Casa Berardi fault, which is host to the Casa Berardi gold deposit, and consists of 52 mining claims positioned in the Abitibi region, province of Quebec.

On May 28, 2007, the Company announced the sale to Matamec Exploration Inc. (“Matamec”) of the Uranium Nord project in consideration of cash payments and the issuance of 200,000 shares of a subsidiary to be created by Matamec. As this subsidiary has never emerged, Matamec and the Company have agreed to jointly sell the property to Rukwa Uranium Inc. (“Rukwa”), a private company, in consideration of the issuance of 1,751,236 shares of Rukwa, 875,618 of which have been issued to the Company. The agreement is also subject to two royalties (NSR), in favour of the Company and Matamec, where 1% is payable to the Company and half is redeemable for $500,000.

The Company has also announced the signing of a new partnership agreement with Nunavik Mineral Exploration Fund (“NMEF”). As per the agreement, the Company and NMEF jointly explore, in equal partnership, two unexplored volcanic belts located in Quebec Great North. NMEF was the operator until December 31, 2009. The Company is now in charge of the operations.

2.1.2 For fiscal 2009

The Coulon, Poste Lemoyne Extension, Corvet Est, Ashuanipi and Anatacau-Wabamisk projects, all located in the James Bay region, were the Company’s key exploration projects for the 2009 financial period. The Coulon project was by far the most active one during that period. Expenses incurred on this project by Breakwater Resources Ltd. (“Breakwater”) and the Company totalled $6,774,000 and $6,866,000, respectively. These amounts were allocated to an important exploration program that consisted of 102 diamond-drill holes totalling 52,557 metres, borehole and ground InfiniTEM surveys as well as geological mapping and prospecting.

On December 11, 2008, the Company announced the signing of an agreement with Breakwater, pursuant to which the Company acquired Breakwater’s 50% participating interest in the Coulon JV property, in consideration of the issuance of 1,666,666 shares of the Company to Breakwater. The Company also undertook to secure, at closing, the simultaneous resale of 1,666,666 shares of the Company owned by Breakwater, at a price of $2.85 per share ($4,750,000), in favour of third-party buyers and in compliance with all applicable securities regulations. As per this agreement, Breakwater does not retain any interest or royalty in the property. The Company is now the sole owner of the Coulon property.

The Company was also very active on its Poste Lemoyne Extension project where it completed, in the winter of 2008, a new 15-hole campaign totalling 5,365 metres. Prospecting, geological mapping and mechanical stripping was also conducted in the summer and fall of 2008. During fiscal year 2009, the Company’s exploration expenses on this project amounted to $2,079,000.

The Company also pursued active exploration on the Corvet Est project with its partner Goldcorp (formerly Placer Dome (CLA) Ltd.). The project is subject to an agreement pursuant to which Goldcorp could acquire a 50% participating interest in consideration of payments totalling $90,000 and $4 million in exploration work over a five-year period. In April 2008, Goldcorp had fulfilled all its obligations and was then acquiring its 50% participating interest in the Corvet Est property. In fiscal year 2009, expenses incurred by Goldcorp and the Company totalled $848,000 and $424,000, respectively. These amounts were allocated to a seven-hole diamond drilling program totalling 3,824 metres that was carried out in the winter of 2008, and to geological mapping and prospecting conducted in the summer of 2008.

In fiscal year 2009, the Company was also active on its Ashuanipi and Anatacau-Wabamisk projects. In the summer of 2008, the Company carried out a major program including geological reconnaissance and prospecting on the Ashuanipi property. This work program followed up to a VTEM heliborne geophysical survey conducted in the spring of 2008. During fiscal year 2009, the Company spent $1,161,000 on the Ashuanipi project. Besides, the Company completed in the spring of 2008, on the Anatacau-Wabamisk

Annual Information Form, May 14, 2010
Virginia Mines Inc.

project, a short six-hole drilling program totalling 910 metres. Work was followed, in the summer of 2008, by geological mapping, prospecting and till sampling. The Company owns a 100% participating interest in the Wabamisk portion of the property while it has the option to acquire IAMGOLD’s 100% participating interest in the Anatacau adjacent portion of the property, in consideration of a $25,000 payment upon signing of the agreement and $3 million in exploration work before December 31, 2012. Should the Company acquire a 100% interest in the Anatacau property, IAMGOLD will retain a 2% NSR, of which 1% is redeemable for $1.5 million. In fiscal year 2009, the Company spent $898,000 on the Anatacau-Wabamisk project.

2.1.3 For fiscal 2008

The Coulon JV, Corvet Est and Poste Lemoyne Extension projects, all located in the James Bay region, were the key exploration projects of the Company for fiscal 2008. In September 2007, the Company announced the signing of an amendment to the Coulon JV agreement pursuant to which the Fontanges Sud and Coulon Pitaval properties, located to the south and to the north of the Coulon JV property respectively, were merged with the Coulon JV project thus bringing the total surface area to more than 1,500 square kilometres. Pursuant to this amendment, Breakwater was granted the option of acquiring a 50% interest in the new Coulon JV property, in consideration of $7.5 million in exploration work ($6.5 million in the former agreement) over a nine-year period (previously eight years) and payments totalling $180,000 over a four-year period. In October 2007, Breakwater had fulfilled all its obligations pursuant to the agreement thus earning its 50% interest in the Coulon JV property. The Company was to remain the operator up to the completion of a pre-feasibility study, but the Company has since acquired Breakwater’s 50% participating interest in the project (see section 2.1.2). During fiscal year 2008, expenditures incurred by Breakwater and the Company on the Coulon JV project amounted to $9,582,000 and $3,711,000 respectively. These amounts were allocated to an important exploration program consisting of 93 diamond-drill holes totalling 40,204 metres, a VTEM heliborne survey, borehole and ground InfiniTEM surveys as well as geological mapping and prospecting.

The Company was also quite active on the Corvet Est project with its partner Goldcorp, which invested $1,630,000 in exploration work during fiscal year 2008 to carry out a 14-hole diamond-drilling program totalling 4,658 metres as well as geological mapping. In April 2008, Goldcorp had acquired its 50% participating interest in the property.

In the same period, the Company was also very active on its Poste Lemoyne Extension project where it completed a 19-hole campaign totalling 5,564 metres. This program aimed at testing in more detail the Orfée Est gold zone and some regional targets. Prospecting and geological mapping was also conducted on this property. During fiscal year 2008, the Company’s expenditures on this project amounted to $1,428,000.

During fiscal year 2008, the Company succeeded in developing several new partnerships. In May 2007, the Company announced the signing of an agreement with IAMGOLD on the Anatacau property, located in the Opinaca reservoir region, James Bay. As per this agreement, the Company has the option to acquire a 100% participating interest in the Anatacau property in consideration of a $25,000 payment upon signing of the agreement and $3 million in exploration work to be carried out before December 31, 2012. Should the Company acquire a 100% interest in the property, IAMGOLD will retain a 2% net smelter returns royalty (NSR). The Company may buy back half (1%) of this royalty for $1.5 million.

The Company also completed two new agreements with Breakwater. The first one was signed in May 2007 on the Trieste property, located within the La Grande Achaean volcano-sedimentary belt, James Bay region, province of Quebec. As per the agreement, Breakwater has the option to earn a 50% participating interest in the property in consideration of $1 million exploration expenditures before May 8, 2011, and payments totalling $50,000. The Company is the operator.

In August 2007 the Company announced the signing of a second agreement with Breakwater, this time on its Lac Gayot property, located north of the Caniapiscau reservoir, province of Quebec. As per this agreement, Breakwater has the sole and exclusive right and option to earn an undivided 50% beneficial interest in the property in consideration of $10 million exploration expenditures over a nine-year period and cash payments totalling $170,000 over a four-year period. The Company remains the operator up to

Annual Information Form, May 14, 2010
Virginia Mines Inc.

the completion of a positive pre-feasibility study. This agreement is subject to a 1% NSR in favour of Billiton Resources Canada.

In August 2007, the Company signed an agreement with Ressources Strateco Inc. (“Strateco”) pursuant to which Strateco acquired a 100% interest in the Apple property, located in the James Bay region of Quebec, in consideration of the issuance to the Company of 3,250,000 common shares of Strateco. The agreement is subject to a 2% NSR in favour of the Company of which 1% is redeemable against $1 million.

An agreement was also completed with Commerce Resources Corp. (“Commerce Resources”) pursuant to which Commerce Resources acquired a 100% participating interest in eight claims of the Tantale Erlandson property, located in the Labrador Trough, Quebec, in consideration of the issuance to the Company of 710,000 common shares and 290,000 warrants exercisable for a two-year period, at a price of $1.12 per share. The agreement is subject to a 1% royalty (NSR) in favour of the Company and to a 5% net profit interest (NPI) royalty in favour of two prospectors. Commerce Resources has the right to buy back this 5% NPI royalty for $500,000.

The Company also announced the signing of an agreement with Matamec pursuant to which Matamec may acquire a 100% interest in 204 claims of the Uranium Nord property, located in the Ungava Peninsula, northern Québec, in consideration of a payment of $47,532 and the issuance to the Company of 200,000 common shares of a subsidiary to be constituted by Matamec. The agreement is subject to a 1% NSR in favour of the Company. Matamec and its subsidiary have the right to buy back 0.5% of the NSR for $500,000.

Finally, the Company announced the signing of a partnership agreement with NMEF on the Champdoré and Rivière Georges projects, located east of the Labrador Trough, Kuujjuaq region, province of Québec. Through this agreement, NMEF acquired a 50% participating interest in the two properties for a cash consideration of $51,940. Work is carried out in partnership with NMEF on a 50-50 basis. The Company is the operator since December 31, 2008.

2.2 Significant Acquisitions

The Company has not completed any significant acquisition during the fiscal year ended February 28, 2010, within the meaning of National Instrument 51-102 on continuous disclosure obligations (Quebec).

ITEM III – DESCRIPTION OF THE BUSINESS

As at February 28, 2010, the most material properties of the Company were as follows. A map showing the locations of these properties appears as Schedule B at the end of this document.

3.1 Poste Lemoyne Extension Property

3.1.1 Property Description and Location

The Poste Lemoyne Extension project is located in the James Bay area, province of Quebec, at approximately 475 kilometres north-east of the town of Matagami and 10 kilometres west of the Hydro-Québec Poste Lemoyne substation, on the Trans-Taïga road. As at February 28, 2010, the project consisted of 446 claims covering 22,821.60 hectares. The claims are held 100% by the Company; however, the 112 claims acquired before October 2005 are subject to a 1% NSR to Globestar Mining Company. The Company may buy back, at any time, 0.5% NSR for $500,000.

3.1.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The exploration camp is located along the Trans-Taïga gravelled road, at kilometric marker 176.5. All supplies and fuel are freighted by truck from Radisson or Rouyn-Noranda to the camp.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

The region includes many lakes and rivers. The landscape is relatively flat with an altitude varying between 275 and 400 metres. The hydrographic network is oriented in a regular east-west direction, probably influenced by either glacial processes or faulted bedrock. Vegetation is typical of taiga including areas covered by forest and others devoid of trees. In some areas, bedrock outcrops are absent over several square kilometres because of the abundance of swamps and quaternary deposits.

3.1.3 History

It appears that no significant work was done in the past on the Poste Lemoyne Extension property. Prospecting and airborne geophysical surveys were carried out by Tyrone Mines Inc. (1959), Noranda Exploration Inc. (1972-1973) and the SES Group (1973-1976).

3.1.4 Geological Setting

The Poste Lemoyne Extension property is located in the oriental portion of the Superior geological Province, at the border of the La Grande and the Opinaca sub-provinces. The age of these rocks ranges from 2600 My to 3400 My. These rocks have been deformed by the Kenorean orogeny between 2660 and 2720 My. The La Grande sub-province is a volcano-plutonic assemblage composed of an ancient tonalitic gneiss (2788 to 3360 My) and many volcano-sedimentary sequences from the Guyer group (2820 My). The Opinaca sub-province is a metasedimentary and plutonic sequence composed of wackes and biotite paragneiss from the Laguiche group with many granitic to pegmatitic intrusions. In many places, the contact between the two sub-provinces is a deformation corridor. On the property, the Guyer Group is composed mostly of basalts, wackes and iron formations with minor amounts of QFP intrusives.

For more details about the geological context of the property, the reader is referred to the 43-101 technical report entitled “Summer 2009 Geological Reconnaissance Program and Fall 2009 Drilling Program, Poste Lemoyne Extension Property, Quebec, February 2010”, prepared by a staff member of Services Techniques Geonordic: Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on April 6, 2010.

3.1.5 Exploration and Drilling

Prospecting and heliborne geophysical surveys, carried out by the Company in this area, led to the discovery in June 1998 of the Orfée Zone. Subsequent work, conducted between the summer of 1998 and the fall of 2001, consisted of basic prospecting, geological mapping, mechanical stripping, geophysics and a first diamond drilling program of seven holes totalling 1,142 metres. Surface work allowed for the tracing of the mineralization of the Orfée zone almost continuously, over a lateral distance of 125 metres. Mineralization consists mainly of disseminated and stringer sulphides (up to 20% pyrrhotite-pyrite-arsenopyrite) within a corridor of deformation with a plurimetric width, ESE-WNW oriented, affecting silicious sediments and an oxide-silicate iron formation. Channel sampling done on the mineralized zone yielded results varying from 0.8 g/t Au over 6 metres to 12.8 g/t Au over 9 metres. The two holes drilled directly under the Orfée showing returned intersections grading 2.5 g/t Au over 2 metres and 6.14 g/t Au over 5 metres.

This work was followed by two diamond drilling campaigns, carried out between January 2002 and March 2003, which consisted of 60 holes totalling 9,591 metres. The holes tested the Orfée Zone over a lateral distance of 400 metres and to a 350-metre vertical depth. Many geophysical and geological targets were also evaluated along the structural corridor hosting the Orfée Zone. At the end of work, a geostatistic modeling and a first resource evaluation were made by an independent qualified person, Christian D’Amours, according to Canadian Mining Institute standards on mineral resources and reserves definition and National Instrument 43-101 Standards of Disclosure for Mineral Projects. Using a minimal width of 3 metres and an upper cutting level of 90 g/t Au, resources of the Orfée Zone are estimated at 88,588 tonnes grading 9.44 g/t Au in the measured category and 114,895 tonnes grading 18.4 g/t Au in the inferred category (“D’Amours C., mars 2003. Modélisation géostatistique et estimation des ressources. Rapport interne, Mines d’Or Virginia”, filed on SEDAR (www.sedar.com) on April 3, 2006). There is no additional study on the economic viability of these resources.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Four other additional drilling programs consisting of 64 holes totalling 17,990 metres were carried out in the December 2003 to April 2008 period. The main objective of these programs was to test more systematically a major zone of flexure along the regional structural corridor, similar to the one hosting the Orfée Zone and located 500 metres east of the Orfée Zone. These holes have allowed for the definition of a large auriferous structure developed in a sequence of basalts/greywackes/ banded iron formation, mineralized mainly with pyrrhotite. This structure, now called Orfée Est, was followed laterally over 500 metres and vertically to a depth of 500 metres where it remains open. Overall, drilling yielded large intersections strongly anomalous in gold varying from 0.5 g/t Au over 9 metres up to 1.02 g/t Au over 53 metres. From time to time, the Orfée Est zone returned higher values including 3.09 g/t Au over 26 metres (hole PLE-07-105) and 10.85 g/t Au over 6.25 metres (hole PLE-07-95). Five holes tested the Orfée zone to a maximal depth of 460 metres and extended the vertical continuity of the zone by 60 additional metres to a depth of 310 metres, with an intersection grading 28.73 g/t Au over 2 metres (uncut). However, results obtained at vertical depths of 350 to 460 metres suggest that the high grade zone does not continue at these depths or that its plunge changed significantly. Drilling programs also included holes testing numerous regional targets but results were not significant. Overall, these holes returned intersections anomalous in gold, with a more encouraging result of 1.09 g/t Au over 26 metres (including 2.73 g/t Au over 3 metres and 2.95 g/t Au over 3 metres) in hole PLE-08-129, which targeted at shallow depth a fold hinge exposed at surface (trench C), in an iron formation, at about 1.5 kilometres east of the Orfée Est zone.

A campaign including prospecting, mechanical stripping and geological mapping was also carried out in the summer and fall of 2008, in the southeast portion of the property. Work led to the discovery at surface of a new auriferous corridor followed over 6 kilometres, in an east-southeast direction. This corridor named AIM-ILTO contains several new gold showings within a sequence of amphibolitic basalts and wackes also comprising a porphyric-dioritic intrusion. Gold mineralization is present mainly in the dioritic intrusion and the amphibolitic basalts as finely disseminated sulphides (pyrite-pyrrhotite-arsenopyrite) with or without centimetric quartz veinlets. This mineralization creates large halos highly anomalous in gold, in plurimetric to a few tens of metres thicknesses with, from time to time, higher values over a few metres. Overall, channel sampling done on the main gold showings generated the following results:

Guylaine:	from 0.29 g/t Au / 2m up to 0.36 g/t Au / 20.6m
Aim:	0.17 g/t Au / 15m
Sue:	1.02 g/t Au / 4m
Ilto-1:	from 0.59 g/t Au / 6m up to 1.05 g/t Au / 17m, including 3.54 g/t Au / 3m
Ilto-2:	from 0.46 g/t Au / 4m up to 0.37 g/t Au / 14m, including 3.29 g/t Au / 1m
Tommy:	0.96 g/t Au / 6m

Furthermore, individual samples collected to characterize these mineralized showings yielded, from time to time, values between 12 and 52 g/t Au. Further to these encouraging results, line cutting and an IP survey was completed in January 2009 over this new area.

In the summer of 2009, a geochemical survey (MMI and till) was completed over the entire AIM-ILTO corridor, followed by mechanical stripping to test the best targets identified through this survey and the geophysical survey completed in January 2009. The new trenches excavated on the AIM-ILTO auriferous corridor returned overall results that compare with those of 2008, with values generally inferior to 1 g/t Au over thicknesses of a few metres to about 15 metres. The only result that is noticeably higher (8.76 g/t Au over 2 metres) was obtained in trench TR-PL-09-045 that tested a gold anomaly (from the MMI survey) associated with an IP anomaly in the south extension of the Tommy showing.

Geological reconnaissance and prospecting was also conducted in the areas of the property that were not covered in 2008. Several gold showings have been discovered within a deformation corridor alongside the south shore of the LG-3 reservoir in the west portion of the property. This auriferous corridor is followed over many kilometres in an east-west direction and is associated with an important deformation zone that has developed at the contact between a volcanic sequence and a tonalitic intrusion. Gold mineralization consists generally of sulphide disseminations (5-20% pyrite-pyrrhotite) associated with silica and/or biotite alterations within mafic to felsic volcanics and tonalitic rocks. Samples selected to characterize these new showings returned values between 1 g/t Au and 28.8 g/t Au but the few channels

Annual Information Form, May 14, 2010
Virginia Mines Inc.

done so far on these showings returned in general values between 1 and 2 g/t Au over 1 metre. However, two showings considered more promising were the object of more detailed stripping and channel sampling and returned encouraging results. The EDY showing consists of an anastomozed network of milimetric to decimetric quartz veins with 3-15% of disseminated pyrite with rare visible gold. The vein network has developed within a granitic unit altered in silica and sericite near the contact with a mylonitized amphibolite. Channel samples taken on the EDY showing generated quite a few interesting values that vary from 17.8 g/t Au over 0.5 metre to 6.04 g/t Au over 3 metres. Most of the good values come from the altered granite with quartz veins and/or inclusion of amphibolites. Results obtained in the mylonitized amphibolites did not exceed 1.44 g/t Au over 1 metre. The David showing consists of a felsic pyroclastic rock altered with biotite-silica with up to 10% of disseminated pyrite and pyrrhotite. This showing, which has been manually stripped, was tested by a dozen channel samples that have yielded anomalous gold values. The best section returned 1.18 g/t Au over 6 metres, including 2.86 g/t Au over 2 metres. This section remains open at the south tip end of the outcrop. Given these results, IP-MAG geophysical surveys of about 50 kilometres were carried out on the EDY and David showings in the fall of 2009.

Afterwards, a new 18-hole drilling program totalling 3,331 metres was completed from November 2009 to February 2010. Ten of these holes have tested the Michelle, Ilto and Tommy gold showing as well as geochemical and geophysical targets within the AIM-ILTO auriferous corridor. These holes yielded results similar to those obtained at surface, which are large halos anomalous in gold but inferior to 1 g/t Au in thicknesses of several metres to a few tens of metres, with from time to time values varying from 1 to 2 g/t Au over a few metres. The most consistent results were obtained in the area of the Ilto showing with intervals grading 0.51 g/t Au over 53 metres (including 1 g/t Au over 14 metres) and 0.48 g/t Au over 31 metres in holes PLE-09-135 and PLE-09-134, respectively. Two holes tested regional targets located between the Orfée area and the AIM-ILTO corridor. Hole PLE-09-130 yielded 0.34 g/t Au over 27 metres about 50 metres vertically under hole PLE-08-129, which had intersected 1.09 g/t Au over 29 metres. Hole PLE-09-131 yielded a thin intersection grading 1.54 g/t Au over 2 metres in the plunge of the gold intersection of hole PLE-08-129, which had returned 1.09 g/t Au over 26 metres, in the area of trench C. At last, the last six holes have been drilled to test the EDY showing over a lateral distance of 50 metres and to a 100-metre depth and to test IP anomalies located to the east of the EDY showing. Holes testing the EDY showing did not repeat the same interesting values in channel sampling and have returned intersections weakly anomalous (lower than 1 g/t Au) in thicknesses of one to a few metres. Hole PLE-09-146 that tested IP anomalies to the east of the showing yielded an intersection grading 7.3 g/t Au over 1 metre in a felsic dyke with quartz veins.

Complete results from the exploration program conducted in fiscal 2010 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Summer 2009 Geological Reconnaissance Program and Fall 2009 Drilling Program, Poste Lemoyne Extension Property, Québec, February 2010”, prepared by a staff member of Services Techniques Géonordic : Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on April 6, 2010.

3.1.6 Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details about the mineralization, the reader is referred to the 43-101 technical report entitled“Technical Report and Recommendations, Summer 2009 Geological Reconnaissance Program and Fall 2009 Drilling Program, Poste Lemoyne Extension Property, Québec, February 2010”, prepared by a staff member of Services Techniques Géonordic: Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on April 6, 2010.

3.1.7 Sampling and Analysis

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, were sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.1.8 Exploration and Development

During fiscal 2010, the Company spent $1.6 million on the Poste Lemoyne Extension property. Work carried out did not enhance the potential of the AIM-ILTO corridor but led to the discovery of a new auriferous corridor with an interesting potential alongside the LG-3 reservoir, in the west portion of the property. For fiscal 2011, the Company foresees a budget of $0.8 million that will be used mainly to conduct in the summer of 2010 additional surface work on this new auriferous corridor with the objective of defining other targets for further drilling programs.

Expenditures for exploration work done by the Company are as follows:

- For the fiscal year ended February 28, 2009	$2,079,000
- For the fiscal year ended February 28, 2010	$1,604,000

3.2 Anatacau-Wabamisk Property

3.2.1 Description and Location of the Property

The Anatacau-Wabamisk project is located 30 kilometres southwest of the Opinaca reservoir, about 290 kilometres north of Matagami, province of Quebec. The property is situated about 30 kilometres east of the James Bay Road.

As at February 28, 2010, the property consisted of 975 designated claims totalling 51,355.67 hectares, split on two adjoining portions: the Anatacau part, with 207 claims constituting the southeast portion of the property, and the Wabamisk part, with 768 claims constituting the main part of the property. The Company owns a 100% participating interest in the Wabamisk portion while IAMGOLD owns a 100% participating interest in the Anatacau portion. As per an agreement entered into in May 2007, the Company has the option to acquire IAMGOLD’s 100% participating interest in the Anatacau portion of the project for a consideration consisting of a $25,000 payment upon signing of the agreement and $3 million in exploration work to be carried out before December 31, 2012. Should the Company acquire a 100% interest in the property, IAMGOLD will retain a 2% NSR. The Company may buy back half (1%) of this royalty for $1.5 million.

3.2.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is easily accessible via the paved James Bay road, up to the junction of the kilometric marker 396, with an additional 45 kilometres towards the east along a gravelled road open all year round. Remote zones are accessible by helicopter. The topography of the property is moderate with a few rippled hills of less than 100 metres in elevation. The hydro-graphic network of the property is marked by the presence of the Eastmain River and many lakes, particularly the Anatacau Lake that stands in the center of the property. Peat bog vegetation invades the south half of the property.

3.2.3 History

The first geological reconnaissance work in the Eastmain River area was performed in 1897 by the Geological Survey of Canada, along the shores of the Eastmain River. Later on, mapping at different scales was conducted by the Geological Survey of Canada and the Ministère des Richesses naturelles du Québec in the 1942-1978 period. Since the mid 30’s, a few mining companies conducted exploration in an area covering parts of the Anatacau-Wabamisk project. These work programs led to the discovery of a few showings mineralized in gold, copper and silver, in the vicinity or within the current limits of the

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Anatacau-Wabamisk project. In 1996, the Company carried out geological reconnaissance in the Anatacau portion of the project and outlined a small gold showing grading 1.56 g/t Au. In 2005, IAMGOLD Québec Management Inc. conducted an exploration program that consisted of a remote sensing study, a program of lake-bottom sediment sampling (93 samples) and till sampling (130 samples), as well as prospecting. A helicopter-borne magnetic and electromagnetic (AeroTEM II) survey was also conducted. In the summer of 2006, IAMGOLD Québec Management Inc. carried out further prospecting, rock sampling (299 samples) and till sampling (156 samples).

3.2.4 Geological Setting

The Anatacau-Wabamisk project lies within the Archaean La Grande sub-province of the geological Superior Province. The age of these rocks ranges from 2,600 to 3,400 My. These rocks were affected by the kenorean orogeny between 2,660 and 2,720 My. The La Grande sub-province is composed of volcano-plutonic rocks comprising ancient tonalitic gneisses (2,788 – 3,360 My) of several volcanosedimentary sequences. The Anatacau-Wabamisk property covers the west part of the Lower Eastmain greenstone belt. This belt is composed of volcano-sedimentary rocks that formed in an oceanic setting with mid-oceanic ridges, oceanic plateaus and volcanic arcs. These rocks were intruded by calc-alkaline rocks ranging in composition from gabbros to monzogranites. Regional metamorphism ranges from greenschist to upper amphibolites facies.

For more details on the geological setting, the reader is referred to the 43-101 technical reports entitled“Technical Report and Recommendations, Summer 2009 Geological Exploration Program, Anatacau Property, Quebec, February 2010” and “Technical Report and Recommendations, 2009 Geological Exploration Program, Wabamisk Property, Quebec, February 2010”, prepared by two staff members of Services Techniques Geonordic: Stephen Poitras, P.Geo. and Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on March 3 and April 22, 2010, respectively.

3.2.5 Exploration Work and Drilling

From 2005 to 2007, the Company carried out three successive prospecting and geological mapping programs on the Anatacau-Wabamisk property with the main objective of discovering epigenetic gold mineralization similar to that of the Roberto zone of the Éléonore project located 65 kilometres northeast of the Anatacau-Wabamisk project. Heliborne geophysical (Mag, EM, Radiometry) surveys and geochemical (B Horizon) surveys were also conducted during the same period. Work led to the discovery, in mineralized sediments (pyrite, pyrrhotite and chalcopyrite traces), of the Isabelle showing that returned 6.48 g/t Au over 3 metres when conducting initial channel sampling. Many other reconnaissance samples collected on the Anatacau-Wabamisk property returned values varying between 0.1 g/t and 5 g/t Au with, from time to time, higher values between 12 g/t and 43.1 g/t Au. Further to these results the Company excavated 11 trenches, in September 2007, on the best gold and geological targets. In the area of the Isabelle showing, channel results varied from low values of 1 g/t Au or less over 1 metre to maximum values of 4.2 g/t Au over 13.61 metres, including a sample grading 42.8 g/t Au over 1 metre. The Franto showing also generated interesting results. Mineralization consists of 2 to 3% of disseminated pyritepyrrhotite in a sheared basalt and it yielded 4.82 g/t Au over 4 metres in channels. Other channels done on the lateral extensions of the Franto showing returned values from 0.93 g/t Au over 2 metres to 4.7 g/t Au over 2 metres. Elsewhere on the property, the trenches done on the other targets returned results weakly anomalous in gold. In the fall of 2007, the area covering the Isabelle and Franto showings was the object of line cutting (117.7 kilometres) and a magnetic survey (117.7 kilometres), as well as induced polarization (104.8 kilometres).

In the spring of 2008, the Company completed a short six-hole drilling program totalling 910 metres to test the Isabelle and Franto showings and their possible extensions. Of these six holes, only one returned significant results, hole WB-08-001, with an intersection grading 1.33 g/t Au over 19 metres including 4.92 g/t Au over 3 metres. This hole tested at shallow depth the Isabelle surface showing that had already yielded 4.20 g/t Au over 13.61 metres in channels. The other five holes did not return any interesting values. One of these holes, testing an IP anomaly located northeast of the Isabelle showing, did not intercept the same sequence of rocks hosting the showing and left the extension of the Isabelle showing untested in that direction. Drilling carried out on the Franto showing intercept mineralization and

Annual Information Form, May 14, 2010
Virginia Mines Inc.

alterations similar to those observed at surface but no significant gold value was obtained. In the summer of 2008, additional prospecting and geological reconnaissance was conducted on the property. A few new mineralized showings anomalous in gold, copper and silver were observed.

In the summer and fall of 2009, the Company conducted mechanical stripping, detailed geological mapping, and channel sampling on the Isabelle showing and on a few other geological and geophysical targets on the property. Mechanical stripping allowed the Company to extend by about 40 metres at surface the known limits of the gold mineralization of the Isabelle showing, It is now followed laterally over 80 metres, in a general north-south direction and remains totally open under overburden at both ends of the trench. Detailed mapping helped to better define the structural controls of the auriferous mineralization, which is associated mainly with a series of north-south-oriented quartz veins steeply dipping to the east. The gold veins are contained within a zone of intense biotite-silica alteration, which has developed in thicknesses of 10 to 20 metres within a folded sequence of finely bedded wackes and more massive sandstones. The position of these veins and silicified zones seems to be controlled by altered and deformed corridors oriented in a north-south direction, in parallel to the axis of the folds affecting the sedimentary sequence. The veins and their envelope contain little sulphide (1-5% pyrrhotitepyrite) but visible gold is frequently observed within the mineralized zones. Results from a dozen of channels taken on the Isabelle showing are very encouraging. The channel located at the north tip end of the trench yielded 11.03 g/t Au over 3 metres while the one located in the new south portion of the trench returned 17.86 (14.98 cut) g/t Au over 3 metres). The other channels returned results varying from 5.52 g/t Au over 1 metre to 7.68 g/t Au over 3 metres overall. Weaker results were also obtained from time to time (1.44 g/t Au over 2 metres and 0.5 g/t Au over 3 metres). Conversely, an exceptional result grading 316.18 g/t Au over 1 metre was also obtained. The distribution of the grades is somehow variable considering the free nature of gold in the veins and silicified zones. Elsewhere on the property, surface work led to the discovery of a few new mineralized showings that yielded values between 580 ppb and 2.45 g/t Au on the Wabamisk portion and between 100 ppb and 4.3 g/t Au on the Anatacau portion.

In the early winter of 2009-2010, a program consisting of line cutting and IP-MAG geophysical surveys totalling about 100 kilometres was carried out in the south-western area of the property. The program also covered the south-western extension of the favourable sedimentary sequence that is host to the Isabelle showing.

For complete results of fiscal 2010 exploration program, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, Summer 2009 Geological Exploration Program, Anatacau Property, Quebec, February 2010” and “Technical Report and Recommendations, 2009 Geological Exploration Program, Wabamisk Property, Quebec, February 2010”, prepared by two staff members of Services Techniques Geonordic: Stephen Poitras, P.Geo, and Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on March 3 and April 22, 2010, respectively.

3.2.6 Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details on the mineralization, the reader is referred to the 43-101 technical reports entitled“Technical Report and Recommendations, Summer 2009 Geological Exploration Program, Anatacau Property, Quebec, February 2010” and “Technical Report and Recommendations, 2009 Geological Exploration Program, Wabamisk Property, Quebec, February 2010”, prepared by two staff members of Services Techniques Geonordic: Stephen Poitras, P.Geo, and Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on March 3 and April 22, 2010, respectively.

3.2.7 Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Analyzed samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.2.8 Exploration and Development

During fiscal 2010, the Company spent $0.9 million on the Anatacau-Wabamisk project. A diamond drilling program began in late February 2010 and should continue until the spring break-up. This work program will target mainly the Isabelle showing as well as many geophysical targets located in the same geological environment. The Company also has the intention of spending $800,000 on the property during fiscal 2011 to carry out additional surface work over the entire property with the objective of defining other targets for further drilling.

Expenditures for exploration work done by the Company are as follows:

- For the fiscal year ended February 28, 2009	$898,000
- For the fiscal year ended February 28, 2010	$903,000

3.3 Lac Pau Property

3.3.1 Property Description and Location

The Lac Pau property is located in the vast James Bay region, in the northern part of the Caniapiscau reservoir, 70 kilometres north-east of the Trans-Taïga road. The property is equipped with a landing strip and many outfitter camps occupy this area. The property is accessible via a 65-kilometre-gravelled road and consists of 715 claims covering 34,861.96 hectares. The Company is the sole owner of the claims.

3.3.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible via the Trans-Taïga road and infrastructures such as lodging (Lac Pau outfitter camp) and airstrip are in place. The landscape is composed mainly of peatland with a few rounded topographic heights. The vegetation presents mostly softwood in altitude and peatland in the valleys. The hydrographic network is well developed with substantial sectors covered by lakes and rivers. Part of this hydrographic network has been man-made modified with the construction of dams and a spillway. The Caniapiscau reservoir is situated at the east tip of the staked area.

3.3.3 History

It appears that no significant work has been done in the past in the area of the Lac Pau property. Some prospecting that aimed mainly at search for uranium was carried out in the 70’s by a few companies. More recently, BHP Minerals Canada Ltd. conducted till sampling in the region in late 90’s.

3.3.4 Geological Setting

The Lac Pau area lies within the Archaean Superior Province, in the middle part of the Ashuanipi gneissoplutonic Sub-Province near the western contact with the La Grande volcanosedimentary Sub-Province. The Ashuanipi Sub-Province (or the Ashuanipi complex) mostly consists of diatexite (2.68-2.66 Ga) with local migmatitic enclaves of paragneiss and iron formation. It also contains paragneiss injected with plutons and sills of tonalite or syenite, syenite to nephelite or of monzonite.

The geology of the Lac Pau property is characterized by the presence of a metasedimentary belt. Rocks observed on the property are felsic paragneiss interpreted as arenite-wackes. The following lithologies are also found: ultramafic rocks (interpreted pyroxenite), amphibolites (interpreted basalt) and ± phenocristic orthogneiss (interpreted quartziferous to monzodiorite diorite). Supracrustal rocks are crosscut by late felsic intrusions varying in composition (granitic to tonalitic). The volcanosedimentary belt overlies a tonalitic to granodioritic bedrock. The belt is east-west oriented in the west part of the property with a known width of about 6-8 kilometres. The belt branches off to the northeast while decreasing in

Annual Information Form, May 14, 2010
Virginia Mines Inc.

thickness in the eastern part of the property. The average thickness of the belt quickly narrows from 6-8 kilometres to 1-2 kilometres wide.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2009 Exploration Program, Lac Pau Project, Québec, March 2010”, prepared by two staff members of Virginia Mines Inc.: Jérôme Lavoie, B.Sc., P.Eng. and Paul Archer, M.Sc., P.Eng., and filed on SEDAR (www.sedar.com) on April 22, 2010.

3.3.5 Exploration Work and Drilling

The Lac Pau project is the result of a regional reconnaissance program carried out by the Company in the fall of 2006 that aimed at testing arsenic anomalies in bottom lake sediments located just to the north of the Caniapiscau reservoir. Work led to the discovery of the Jedi showing, a rusty zone (1 to 5% disseminated pyrrhotite-pyrite) about 20 metres wide, followed laterally over 800 metres within a band of paragneisses at the contact with a tonalitic-dioritic intrusive. The first samples collected on the Jedi zone returned values anomalous in gold varying from 0.86 g/t to 2.87 g/t. Channel results yielded 2.4 g/t Au over 6 metres (including 5.5 g/t Au over 1 metre) as well as many other values inferior to 1 g/t Au in thicknesses of several metres. Other values anomalous in Au-Cu were also reported in a dioritic intrusive complex located 5 kilometres north-northeast of the Jedi zone.

Subsequent work conducted in the summer of 2007 tested the Jedi zone through channel sampling over a lateral distance of 800 metres returning overall results between 1 g/t Au and 2.5 g/t Au over 2 to 5 metres in thickness. Moreover, prospecting also allowed for the discovery of many new sectors of interest on the property. The Tricorne showing, located 700 metres north-northeast of the Jedi showing, returned values from 0.71 to 4.48 g/t Au in selected samples. The Vader showing, located in the extension of the Jedi zone also returned interesting value between 1.47 g/t Au and 2.31 g/t Au. Many other mineralized showings returned values anomalous in Au±Ag±Cu±Mo±Pb±Zn. In the summer of 2008, regional mapping carried out in the sector by the Ministère des Ressources naturelles et de la Faune (“MRNF”) led to the discovery, at about 15 kilometres to the north of the Jedi showing, of a similar mineralized zone named Beausac-2. Samples selected by MRNF to characterize this mineralized showing yielded values of up to 2.27 g/t Au, 101 g/t Ag and 3.45 % Cu.

In the summer and fall or 2009, the Company conducted a significant program of prospecting and geological mapping, mechanical stripping and channel sampling. This work program highlighted the potential of four main sectors: Tricorne, Beausac-2, JAL-PPG and Obiwan. Trenches excavated in the Tricorne area followed the main mineralized zone intermittently over a linear distance of over 500 metres and in thicknesses varying from 4 to 15 metres. The mineralized zone lies within a sheared and altered (silica-chlorite-sericite-sillimanite) tonalite containing up to 15% of disseminated sulphides (pyrrhotitepyrite and traces of chalcopyrite-molybdenite). The mineralized zone is affected by hectometric open folds with northeast-southwest-oriented axis. Overall, channel sampling of these trenches yielded subeconomic results varying from 1.18 g/t Au over 15 metres to 2.18 g/t Au over 7 metres, with a few economic values (9.02 g/t Au over 5 metres; 5.39 g/t Au over 5 metres; 7.19 g/t Au over 2 metres). Other channel samples returned weaker values. However, they confirmed the highly anomalous gold content of the mineralization. The mineralized zone remains totally open laterally.

The Beausac-2 showing, located 7 kilometres north-east of the Tricorne showing, is a natural outcrop of 400 metres by 300 metres, which consists of two main mineralized zones that are sub-parallel to one another. These two mineralized zones (Contact and Sud-Ouest) are associated with decametric sheared zones enclosed in tonalites and have been followed over lengths of 200 to 400 metres, in parallel to the main schistosity (northwest-southeast) and in thicknesses varying from 3 to 20 metres. Mineralization consists mainly in pyrite (1-10%), pyrrhotite (1-10%), chalcopyrite (0-3%) and molybdenite (0-1%) disseminations. Mineralized zones have been tested overall the outcrop by channels spaced 50 metres apart. In general, these channels returned values anomalous in gold in plurimetric to decametric thicknesses, with results varying from 0.23 g/t Au over 3 metres to 0.35 g/t Au over 24 metres. However, the Contact zone yielded, at the south-eastern end of the outcrop, higher results of which 5.22 g/t Au over 7 metres (including 14.03 g/t Au over 2 metres), 27.8 g/t Au over 1 metre and 3.01 g/t Au over 4 metres.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

The Obiwan showing, located 5 kilometres southwest of the Tricorne showing, was followed by trenching over 25 metres laterally and in a thickness of 2 to 10 metres. The disseminated sulphide mineralization (2-20% pyrrhotite, 0-5% pyrite, 0-2% arsenopyrite, 0-1% chalcopyrite) lies within silicified tonalitic gneisses. Sillimanite, andalusite and cordierite characterize this area. The mineralization returned channel results of 2.1 g/t Au over 5 metres (including 4.73 g/t Au over 2 metres), 3.13 g/t Au over 1 metre, 0.56 g/t Au over 5 metres and 0.35 g/t Au over 8 metres.

The JAL-PPG area, located 860 metres southwest of the Tricorne showing, was also the object of mechanical stripping. Mineralization consists of sulphide disseminations within tonalitic gneiss and paragneiss. It is traced over a distance of 170 metres and a width of 1 to 10 metres. Channel sampling generated variable results from 0.88 g/t Au over 2 metres to 2.7 g/t Au over 10 metres (including 10.74 g/t Au over 2 metres).

Work carried out in 2009 on the Lac Pau property highlighted an important auriferous mineralized system that encompasses the Tricorne, Beausac-2, Obiwan and JAL-PPG showings as well as many other showings of smaller dimension that have for now returned gold values from 1 g/t Au to 25.8 g/t Au in selected samples. The system is traced over 12 kilometres within sheared and altered tonalite intrusions and remains totally open laterally. A line cutting and IP-MAG program totalling 260 kilometres began in early winter 2010 on the Lac Pau auriferous system.

Complete results of the exploration program carried out in fiscal 2010 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, 2009 Exploration Program, Lac Pau Project, Québec, March 2010” prepared by two staff member of Virginia Mines Inc.: Jérôme Lavoie, B.Sc., P.Eng., and Paul Archer, M.Sc., P.Eng., and filed on SEDAR (www.sedar.com) on April 22, 2010.

3.3.6 Mineralization

The mineralization has been summarized in the preceding heading.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical“Technical Report and Recommendations, 2009 Exploration Program, Lac Pau Project, Québec, March 2010” prepared by two staff member of Virginia Mines Inc.: Jérôme Lavoie, B.Sc., P.Eng., and Paul Archer, M.Sc., P.Eng., and filed on SEDAR on April 22, 2010.

3.3.7 Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples collected during the summer-fall 2009 program have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. All samples were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.3.8 Exploration and Development

During fiscal 2010, the Company spent $1.2 million on the Lac Pau project. Diamond drilling will be initiated at the beginning of the next fiscal year and will continue until spring break-up. Another exploration program is foreseen for fiscal 2011. The program will be elaborated according to the results of the winter 2010 drilling program.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Expenditures for exploration work done by the Company are as follows:

- For the fiscal year ended February 28, 2009	$81,000
- For the fiscal year ended February 28, 2010	$1,194,000

3.4 La Grande Sud Property

3.4.1 Property Description and Location

The La Grande Sud property is located 70 kilometres southeast of the town of Radisson, within the James Bay territory, in the Province of Québec. The property consists of 188 claims covering a surface area of 9,635.34 hectares, just to the south of the LG-2 reservoir. The Company holds 100% of the mining rights while Orezone Resources (“Orezone”) holds a 1% NSR royalty, half of which (0.5%) can be bought back by the Company for a $500,000 payment to Orezone.

3.4.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The Trans-Taïga gravelled road crosses the property from east to west. The road is a year-round direct access to the property. Furthermore, the northern part of the property is traversed by an important, eastwest- oriented hydro line. Several roads surrounding this hydro line allow circulating either with all-terrain vehicles or snowmobiles according to seasons. The topographical relief is rather flat, with a few rolling hills about 100 metres high. The hydrographic network is marked by the presence of the LG-2 reservoir, which occupies the northern part of the property.

3.4.3 History

The bulk of previous exploration work in the area of the La Grande Sud property was carried out in the 70’s. MRNF conducted regional mapping and geochemical surveys. Latter work consisted mainly in systematic sampling of the stream and lake sediments. Several uranium anomalies have been so discovered. The mining group S.E.S. has then concentrated on uranium prospecting. Ground and heliborne geophysics were carried out and followed by the prospecting of selected anomalous targets. Uraniferous showings found generally within the proterozoic rocks of the Sakami formation have been discovered. Some copper showings were also discovered within the greenstones.

3.4.4 Geological Setting

The La Grande Sud property is located in the oriental part of the Archaean craton of the Superior Province, more specifically in the La Grande Sub-Province, near the border of the Opinaca Sub-Province. The La Grande Sub-Province consists of an ancient tonalitic bedrock (the Langelier complex), many volcanosedimentary sequences that belong to the Yasinski Group, and of multiple ultramafic to felsic intrusions. The Opinaca Sub-Province is an Achaean assemblage younger than that of La Grande, and consists of metasedimentary and plutonic rocks. The proterozoic Sakami Formation overlies the Achaean Craton. It represents an old sedimentary basin formed with quartzitic arenite, red sandstone, conglomerates, and mudrocks.

The La Grande Sud property is formed mostly of volcanosedimentary rocks of the Yasinski Group, which consists of two main sequences: (1) a basaltic sequence; and (2) a dacitic sequence. The basaltic sequence occurred in the northern and southern parts of the property while the dacitic squence occupies the central part. A thin band of polygenic conglomerates, wackes and iron formation is found at the contact of the basaltic and dacitic sequences. Rocks of the Yasinski Group are crosscut by the LGS tonalite. The most significant gold mineralizations are associated with this ovoid synvolcanic pluton.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, programme d’exploration 2009-2010, Projet La Grande Sud – Avril 2010” prepared by three staff members of Virginia Mines Inc.: Isabelle Roy, B.SC., P.Geo., Vital Pearson, M.Sc., P. Geo., and Paul Archer, M.Sc. Eng., and filed on SEDAR on May 7, 2010.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

3.4.5 Exploration Work and Drilling

Initial exploration work carried out in 1994 by the Company on the La Grande Sud property included till and rock sampling as well as prospecting and trenching. Many till samples contained more than 50 gold presenting for the most part a delicate shape. Subsequent surface work included several phases of line cutting, MAG and IP surveys, geological mapping, stripping, and till sampling. Work led to the discovery of a number of gold showings mostly positioned within or around a tonalitic intrusion in a mafic to felsic volcanic sequence.

Subsequent to these discoveries, the Company carried out several diamond drilling programs from 1997 to 2003, which led to the discovery of many significant gold zones notably Zone 32, Zone Veine and Zone 30. The most important one, Zone 32, consists of three parallel lenses that form, when joining, a unique zone that can reach 50 metres in thickness. In addition, a fourth lens, located about 30 metres to the north of the three first ones, is also associated with the same mineralized corridor. The gold structure remains open at depth as hole LGS-98-158 tested Zone 32 to a vertical depth of 500 metres and intersected 1.8 g/t Au over 11 metres, including 3.2 g/t Au over 5 metres.

Zone Veines, another gold structure of interest, was discovered about 200 metres north of Zone 32. Zone Veines consists of a network of quartz veins with traces of sulphides and gold that has been recognized over a distance of over 500 metres and to a depth of 200 metres. The zone remains open in all directions. It has generated several intersections of interest from 4.68 g/t Au over 1 metre to 18.14 g/t Au over 6.5 metres. Zone 30, located 700 metres east of Zone 32, consists of a mineralized envelope of disseminated Cpy-Py, oriented roughly in a north-south direction, within sheared and altered tonalite and mafic dykes. Assays of the eight holes that have intercepted Zone 30 returned values from 1.09 g/t Au over 1.5 metres to 1.63 g/t Au over 75.4 metres including 13.5 g/t Au over 3 metres. Many other gold zones of interest have been discovered within the tonalite, around it and in the surrounding volcanic sequence (Pari, Brêche, Mico-Milan, Ugo, Wedding and Wogogoosh).

During fiscal 2010, the Company completed a new exploration program on the La Grande Sud project. A limited program of geological mapping was carried out in August 2009 in the western portion of the property as well as on some of the known mineralized zones. Prospecting was also carried out on IP geophysical anomalies. A 7-hole diamond drilling program (for a total of 1,963 metres) was also conducted in early winter 2009-2010 on the project. Three holes were drilled to test the possible extensions of Zone 30. These holes intercepted the mineralized zone in large thicknesses but without significant grade improvement. Hole LGS09-216 returned 0.77 g/t Au over 37 metres including 2.96 g/t over 3.4 metres while hole LGS09-218 returned 0.56 g/t Au over 28.2 metres. Hole LGS09-217 yielded a thinner intersection grading 0.77 g/t Au over 8 metres. Two holes tested IP anomalies in the core of the tonalitic intrusion to look for a north-southern mineralized zone similar to Zone 30. Holes LGS09-219 and 220 crosscut a weakly altered and mineralized mafic dyke, which has returned a few values between 1.07 g/t Au over 2 metres and 6.57 g/t Au over 0.6 metre. The two last holes tested the gold potential of the sheared southern contact of the tonalite with basaltic lava as the source of the numerous till gold anomalies. Holes LGS09-221 and 222 did not intercept any significant mineralization.

Complete results of the exploration program conducted in fiscal 2010 are reported in the 43-101 technical report entitled “Rapport technique et recommandations, programme d’exploration 2009-2010, Projet La Grande Sud – Avril 2010” prepared by three staff members of Virginia Mines Inc.: Isabelle Roy, B.SC., P.Geo., Vital Pearson, M.Sc., P. Geo., and Paul Archer, M.Sc. Eng., and filed on SEDAR on May 7, 2010.

3.4.6 Mineralization

The mineralization has been summarized in the preceding sub-section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, programme d’exploration 2009-2010, Projet La Grande Sud – Avril 2010” prepared by three staff members of Virginia Mines Inc.: Isabelle Roy, B.SC., P.Geo., Vital Pearson, M.Sc., P. Geo., and Paul Archer, M.Sc. Eng., and filed on SEDAR on May 7, 2010.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

3.4.7 Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples coming from channels or half cores with lengths varying from 0.5 to 1.5 metres have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were sealed with fibreglass tape. Individual bagged samples were then placed in shipping bags and stored at the camp. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Samples were then loaded onto a cube van for transportation to Val-d’Or where the Company’s personnel delivered them to the ALS Chemex sample preparation facility. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.4.8 Exploration and Development

During fiscal 2010, the Company spent $0.5 million on the La Grande Sud property. No major exploration program is expected in fiscal 2011 on this project.

Expenditures for exploration work done by the Company are as follows:

- For the fiscal year ended February 28, 2009	$53,000
- For the fiscal year ended February 28, 2010	$460,000

3.5 Auclair Property

3.5.1 Property Description and Location

The Auclair project is located 75 kilometres north-east of Nemiscau, in the James Bay territory, province of Quebec. The Auclair property is accessible by truck all year round by the north road and a secondary gravelled road. It consists of 318 claims totalling 16,854.04 hectares. The Company owns 100% of the mining rights but in virtue of an agreement signed in May 2009, Odyssey has the option to acquire a 50% participating interest in the property in consideration of $5 million in exploration work in the next six years and cash payments of $150,000 on or before the third anniversary of the agreement.

3.5.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The topography is rather smooth with small hills of 300 to 330 metres of altitude. The area is a pine and black spruce mixed wood periodically devastated by forest fires. The hydrographic network is characterized by the presence of many lakes notably the Auclair and Beryl lakes in the northeastern part of the property. The Auclair property is accessible year round by truck via the north road and a gravelled secondary road. The deviation by Hydro-Québec of 70% of the Rupert River towards the Opinaca reservoir required the construction of many new infrastructures giving new access roads.

3.5.3 History

It seems that no significant exploration has been carried out in the past on the Auclair property.

3.5.4 Geological Context

The Auclair property is situated in the Eastmain River volcanosedimentary greenstone belt. This greenstone belt, which contains mafic to felsic volcanics, mafic to intermediate pyroclastites, as well as sediments including banded iron formations, is bordered to the south and to the north by major granitic intrusions. Regional metamorphism varies from greenschist to upper amphibolites facies. Rocks are

Annual Information Form, May 14, 2010
Virginia Mines Inc.

affected by a heterogenous deformation that is revealed by highly deformed zones alternating with zones that have undergone little or no deformation. The main regional structural trend is roughly east-northeast oriented and several shear zones are oriented in the same direction.

The Auclair project covers a 20-kilometre-long, folded banded iron formation (BIF) at the eastern tip of the Eastmain greenstone belt, in a geological setting similar to the one hosting the large Musselwhite gold mine in northern Ontario.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations Auclair Project, April 2010” prepared by Mathieu Savard, B.Sc., P.Geo., a staff member of Virginia Mines Inc., and filed on SEDAR (www.sedar.com) on April 29, 2010.

3.5.5 Exploration Work and Drilling

Initial prospecting carried out by the Company in the fall of 1995 led to the discovery of the Frank and Latour showings grading 6.03 g/t Au and 2.5 g/t Au, respectively. Subsequent work conducted in 1996- 1997 consisted of airborne and ground Mag-EM surveys, geological mapping and stripping. These work programs led to the discovery of two new significant gold showings, Golden Butterfly and Rock’n Hammer, which are associated with sulphide and garnet-biotite alteration zones within iron formations. The Golden Butterfly and Rock’n Hammer showings returned channel values of 1.51 g/t Au over 9 metres and 1.01 g /t Au over 16 metres, respectively. In parallel to this work, a first 39-hole drilling program for a total of 6,553 metres was completed in the winter of 1996-1997. Results obtained on the Golden Butterfly showing were from 0.4 g/t Au over 4 metres to 5.2 g/t Au over 4 metres but those obtained on the Rock’n Hammer showing were rather disappointing (0.53 g/t Au over 4 metres). A new showing named Arianne, discovered by drilling 15 kilometres north-east of Golden Butterfly, yielded intersections grading from 0.5 g/t Au over 7 metres to 5.4 g/t Au over 7 metres. An important program of mechanical stripping conducted in the summer-fall of 1997 allowed for the discovery of a few other gold showings similar to those previously exposed. Overall, these new showings returned anomalous to sub-economic channel values: 3.5 g/t Au over 3.8 metres and 1.35 g/t Au over 11 metres (TB showing); 8.34 g/t au over 1.6 metres and 5.17 g/t Au over 2.9 metres (KOG showing); and 1.23 g/t Au over 2.6 metres (La Mire showing). These showings have been tested through an 8-hole drilling program (1,392 metres), which returned only a few anomalous values not exceeding 2.33 g/t Au over 1 metre. A third drilling program (9 holes for 1,303 metres) carried out in 2002 yielded some more anomalous results of up to 1.5 g/t Au over 18 metres. In 2005, systematic till sampling over the entire property has defined two significant gold dispersion trains with probable sources in overburden covered areas.

In the summer of 2009, the Company carried out detailed structural mapping on the Auclair project in order to develop a model of exploration applicable to areas covered by overburden. Afterwards, a 13-hole diamond drilling program totalling 4,033 metres was carried out in January and February 2010 to test interpreted structures that could end up being the source of the auriferous tills under the overburden. Drilling failed at intercepting such structures and overall results were disappointing with a few values from 1.5 g/t Au to 4.44 g/t Au over 1 metre.

Complete results of the exploration program conducted in fiscal 2010 are reported in the 43-101 technical report entitled “Technical Report and Recommendations Auclair Project, April 2010” prepared by Mathieu Savard, B.Sc., P.Geo., a staff member of Virginia Mines Inc., and filed on SEDAR (www.sedar.com) on April 29, 2010.

3.5.6 Mineralization

The mineralization found on the property has been summarized in the previous subsection.

For more details on the mineralization, the reader is referred to the 43-101 technical report entitled“Technical Report and Recommendations Auclair Project, April 2010” prepared by Mathieu Savard, B.Sc., P.Geo., a staff member of Virginia Mines Inc., and filed on SEDAR (www.sedar.com) on April 29, 2010.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

3.5.7 Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples collected during the summer-fall 2009 program have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. All samples were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.5.8 Exploration and Development

Expenses incurred by Odyssey on the Auclair project during fiscal 2010 amounted to $0.7 million. Due to the results from the last drilling program, no additional work is foreseen for fiscal 2011.

Expenditures for exploration work done by the Company are as follows:

- For the fiscal year ended February 28, 2009	$27,000
- For the fiscal year ended February 28, 2010 (by Odyssey)	$722,000

3.6 FCI Property

3.6.1 Property Description and Location

The FCI project is located 42 kilometres southwest of Hydro-Québec’s LG-4 airport, in the James Bay territory, province of Quebec. The project is the result of the merging in 2006 of three properties (Félicie, Corvet Ouest and Island Lake). The property consists of 412 claims covering a surface area of 21,105.42 hectares, 36 kilometres southwest of Cargair float-plane base and of the Trans-Taïga road. The Company owns 100% of the mining rights but in virtue of an agreement signed in May 2009, Odyssey has the option to acquire a 50% participating interest in the FCI property in consideration of $4 million in exploration work to be carried out during the next six years and cash payments totalling $130,000 to be paid by the 3rd anniversary of the agreement.

3.6.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The FCI property is situated less than 12 kilometres from the Trans-Taïga road and is accessible by helicopter and floatplane from LG-4, which is located 36 kilometres to the northeast. The topography of the property is relatively flat (360-380 metres) and is punctuated by a few smooth hills (<520 metres). Multiple lakes and streams occupy the area. They are east-west oriented and drained towards the Grande Rivière. The unconsolidated deposits consists mainly of till and fluvioglacial material. Eskers, disintegration moraines, and boulder fields are frequently observed.

The boreal forest is dominated by black spruces, grey pine and rare broad-leaved trees. Large surfaces destroyed by forest fires are also observed. Snow lasts from October to May.

3.6.3 History

Little mining exploration has been carried out on the segment of the FCI project in the Guyer band. There is no registration of any work conducted on the FCI property except for work conducted by Tyrones Mines Ltd. (1959-60), which included geological reconnaissance, prospecting, trenches and sampling that led to the discovery of a copper showing of 1.15% Cu over 2.1 metres in trench TR-9, and a heliborne survey

Annual Information Form, May 14, 2010
Virginia Mines Inc.

carried out in1996 by Phelps Dodge Corporation (formerly Tyrone Mines Ltd) followed by a few days of geological reconnaissance.

3.6.4 Geological Context

The lithological assemblages in the region are part of the occidental portion of the Lac Guyer greenstone belt, which is integral part of the La Grande Sub-Province and of the Superior Province of the Canadian Shield. The Archaean volcanosedimentary segment of the Guyer belt (2,749 My) represents an east-west oriented belt of supracrustal rocks of over 140 kilometres of lateral extend with thicknesses varying from two to more than eight kilometres. This segment is characterized by volcanosedimentary associations over an Achaean basement of tonalitic gneiss.

The La Grande Sub-Province is delimited to the north and to the south by the Bienville (gneiss, granitoïdes) and Laguiche (metasediments from the Laguiche basin), respectively. The area nearby the FCI project is characterized by assemblages of mafic to ultramafic volcanics interlayered with narrow bands of sediments and felsic volcanites. These sequences are crosscut by mafic to felsic intrusions varying from pretectonic to late-tectonic ages. The stratigraphic grain is generally east-west to northeastsouthwest- oriented and rocks are more or less vertical with moderated dips to the north and to the south.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Fall 2009 Exploration Program, FCI Property – April 2010”, prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc. P. Geo., and Paul Archer, M.Sc., Eng., and filed on SEDAR on May 7, 2010.

3.6.5 Exploration Work and Drilling

The FCI project covers 35 kilometres of favourable geology within the Guyer greenstone belt. Initial reconnaissance conducted by the Company in 1997 led to the discovery of the Golden Gap showing, which generated values from 3.7 to 32.7 g/t Au in selected samples and 14.3 g/t Au over 2 metres in channel samples. During the periods 1998 to 2000 and 2005 to 2007, the Company carried out several programs that consisted of line cutting, ground geophysics (MAG and IP surveys), geological mapping and prospecting. These works enhanced the potential of the Golden Gap showing (5.76 g/t Au over 3 metres in channel sampling) and led to the discovery of many other significant gold showings that yielded values from 1 to 50 g/t Au (mostly obtained in quartz veins). Moreover, polymetallic showings associated with QFP intrusions and sericite schists were also discovered at both ends of the property. The Félicie showing yielded values of up to 5.54 g/t Au, 100 g/t Ag, 1.86% Cu, 1.56% Pb, 4.94% Zn in selected samples, in the western portion of the property. The sericite showing returned values of up to 150 g/t Ag, 0.3 g/t Au, 1.89% Cu, 1.45% Zn in selected samples in the eastern part of the property.

In the winter of 2001, the Company completed an initial 6-hole drilling program totalling 675 metres to test at shallow depth the main gold showings (Golden Gap, Golden East, Déca-1 and another one under a showing that had returned 7.08 g/t Au). The three holes drilled in the Golden Gap area have confirmed the presence of a gold anomalous structure grading 1.62 g/t Au over 2.5 metres (IL-01-01), 0.27 g/t Au over 15 metres, and 1.35 g/t Au over 4 metres (IL-01-02) as well as 0.59 g/t Au over 11.4 metres (IL-01- 03). Best results obtained in holes that tested the other showings did not exceed 1.10 g/t Au over 1 metre. In the winter of 2007, the Company carried on with a second drilling program (nine holes for 1,447 metres). Five of these holes were drilled in the area of the Golden Gap showing to test the gold structure that consists of a biotite-rich shear zone with quartz veins and veinlets and disseminated sulphides. Hole FCI-07-03 yielded an intersection grading 14.19 g/t Au over 5 metres. This intersection contains a metric quartz vein with frequent visible gold grains. The three other holes drilled 50 metres to the east, to the west and under this intersection have also intercepted the same gold structure but the results were not as impressive. Hole FCI-07-07 drilled directly under hole 03 returned 2.77 g/t Au over 1.8 metres. Holes FCI- 07-08 and FCI-07-09, drilled 50 metres east and west of hole 03, returned values of 0.72 g/t Au over 1.65 metres and 1.44 g/t Au over 2 metres, respectively. Holes FCI-07-01 and FCI-07-02 testing the same structure further west returned comparable values. Three other holes (FCI-07-04, 05 and 06) were completed about 15 kilometres east of the Golden Gap area to test auriferous boulder fields. These holes did not yield any significant value.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

In the fall of 2009, additional prospecting and geological mapping were conducted in the area of the Golden Gap showing with the objective of better defining the structural context and evaluate the lateral extensions of the alteration corridor (particularly to the west). Beep Mat prospecting was carried out on a number of IP anomalies and additional prospecting was conducted on many areas exhibiting gold mineralization (>500 ppb Au) associated with exhalative units (chert, exhalite, iron formation) in order to discover new mineralized zones.

Complete results of the exploration program carried out during fiscal 2010 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Fall 2009 Exploration Program, FCI Property – April 2010”, prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc. P. Geo., and Paul Archer, M.Sc., Eng., and filed on SEDAR on May 7, 2010.

3.6.6 Mineralization

The mineralization found on the property is summarized in the preceding sub-section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Fall 2009 Exploration Program, FCI Property – April 2010”, prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc. P. Geo., and Paul Archer, M.Sc., Eng., and filed on SEDAR on May 7, 2010.

3.6.7 Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples collected during the summer-fall 2009 program have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. All samples were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.6.8 Exploration and Development

During fiscal 2010, Odyssey spent $0.5 million on the property. A diamond drilling program of about 3,000 metres has begun in February 2010 and should go on until spring break-up. This program will test exclusively the lateral and depth extensions of the gold corridor of the Golden Gap area. Further exploration work will depend mostly on results of this diamond drilling program.

Expenditures for exploration work done by the Company are as follows:

- For the fiscal year ended February 28, 2009	$20,000
- For the fiscal year ended February 28, 2010 (by Odyssey)	$481,000

3.7 Coulon Property

3.7.1 Description and Location of Property

The Coulon property is located 15 kilometres north-northwest of the Fontanges Airport operated by Hydro-Québec, in the Caniapiscau area, about 700 kilometres to the east-northeast of Matagami in the James Bay region of the province of Québec. As at February 28, 2010, the Coulon property consisted of

Annual Information Form, May 14, 2010
Virginia Mines Inc.

862 claims covering a surface area of 42,843.65 hectares. The camp is centred at UTM coordinates (NAD 27, Zone 19) 356290 E 6057960 N. The Company is the sole owner of the project.

3.7.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by gravelled road all year. Coulon Project exists in a taiga landscape, which is similar to that of the tundra. The hydrographic system includes many large lakes but no major rivers, and the landscape is relatively uneven with altitudes ranging from 420 to 580 meters above sea level. The dominant tree is the balsam fir, which is accompanied by moss, bushes, and other small plants on the forest floor. Muskeg is very common. The taiga does not receive much snow, however, what does fall remains there for several months and can be two metres thick in some places. There is a complete road network in the Coulon area, and due to Hydro Québec’s many installations, hydro electric power could be easily supplied to the project.

3.7.3 History

There was no major work done in the past in the Coulon area, apart from minor exploration for uranium carried out in 1977 by the SDBJ (Société de développement de la Baie James) and SERU Nucléaire Canada Ltd.

3.7.4 Geological Setting

The Coulon project lies at the junction of four lithotectonic domains: the La Grande, Ashuanipi, Minto and Bienville Achaean sub-provinces. The region is part of the Goudalie-La Grande assemblage. The sector is dominated by intrusions of tonalite and granite, which are hosts to several kilometric to decakilometric Achaean volcano-sedimentary belts (ex. Venus, Charras, Marylin, Pitaval, Coulon). Most of these belts contain basalts and felsic tuffs but ultramafic lavas are also present and particularly abundant in the Venus, Marilyn, and Charras belts.

The most frequent lithostratigraphic assemblages seen on the Coulon property include the Brésolles Suite, the Gayot Complex, and the Aubert Formation. The Brésolles Suite consists mainly of foliated tonalitic gneisses representing the basement. The Gayot Complex is dominated by metabasalts with lesser quantities of metasediments, pyroclastites, and iron formations. The Aubert Formation extends in a north-south direction to the Fontanges Airport, up to the Vaujours fault, tens of kilometres further north. It includes polygenic conglomerates, metamorphosed felsic volcanics and hornblende-biotite paragneiss.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled“Technical Report and Recommendations, 2008 Exploration Program, Coulon JV Project, Quebec Mines Virginia Inc., January 2009”, prepared by five members of the personnel of Virginia Mines Inc.: Mathieu Savard, B.Sc., P.Geo., Isabelle Roy, B.Sc., P.Geo., Vital Pearson, M.Sc., P.Eng., and Alexis Gauthier-Ross and Pascal Simard, geologists in training, and filed on SEDAR (www.sedar.com) on February 10, 2009.

3.7.5 Exploration and Drilling

The Coulon project had its beginnings in a regional reconnaissance survey carried out by the Company in the summer of 2003, which had outlined many new interesting polymetallic showings within the Coulon and Pitaval Achaean volcanic belts. Subsequent to these initial discoveries, the Company carried out, from 2004 to 2008, several airborne and ground Mag-EM surveys as well as several drilling campaigns totalling 105,000 metres. Work led to the discovery of seven significant volcanogenic massive sulphide lenses: 16-17, 9-25, 08, 44, 43, Spirit and 201. The project reached its milestone with the release in April 2009 of a first resource estimate (NI 43-101 compliant) completed by P&E who estimated indicated resources of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.40% Pb, 37.2 g/t Ag and 0.25 g/t Au and inferred resources of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. These substantial mineral resources offer an excellent potential for expansion. Five of the seven identified mineralized lenses remain open at depth (lenses 08, 43, 16-17, 201 and Spirit) and numerous geophysical EM conductors remain untested in the fertile volcanic sequence.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

For technical details of the Coulon resource estimate, prepared by P&E, the reader is referred to the 43- 101 technical report entitled “Technical Report and Resource Estimate on the Coulon Property, James Bay Area, Middle North Quebec”, prepared by Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng. and Antoine Yassa, P.Geo., and filed on SEDAR (www.sedar.com) on May 29, 2009.

For complete results of the exploration programs, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations 2008 Exploration Program, Coulon JV Project, Quebec, Mines Virginia Inc. January 2009”, prepared by five members of the personnel of Virginia Mines Inc.: Mathieu Savard, B.Sc., P.Geo., Isabelle Roy, B.Sc. P.Geo., Vital Pearson, M.Sc. P.Eng., and Alexis Gauthier-Ross and Pascal Simard, geologists in training, and filed on SEDAR (www.sedar.com) on February 10, 2009.

3.7.6 Mineralization

For a detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations 2008 Exploration Program, Coulon JV Project, Quebec, Mines Virginia Inc. January 2009” prepared by five members of the personnel of Virginia Mines Inc.: Mathieu Savard, B.Sc., P.Geo., Isabelle Roy, B.Sc. P.Geo., Vital Pearson, M.Sc. P.Eng., and Alexis Gauthier-Ross and Pascal Simard, geologists in training, and filed on SEDAR (www.sedar.com) on February 10, 2009.

3.7.7 Sampling and analysis

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.7.8 Exploration and development

During fiscal 2010, the Company spent $0.1 million on the project. These expenses allowed for the completion of a first resource estimate on the property that returned interesting results. Furthermore, these substantial mineral resources offer an excellent potential for expansion. In spite of the promising results, and mainly due mainly to the low base metal prices, the Company is not foreseeing any exploration program during fiscal 2011 but will work at finding a new partner for this project.

Expenditures for exploration work done by the Company are as follows:

- For the fiscal year ended February 28, 2009:	$6,866,000
- For the fiscal year ended February 28, 2010:	$111,000

ITEM IV – DIVIDENDS

Since its incorporation, the Company has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on the Company’s financial needs to fund its exploration programs and its future financial growth and any other factors that the board deems necessary to consider in the circumstances. It is highly unlikely that any dividends will be paid in the near future.

ITEM V – CAPITAL STRUCTURE

The Company’s authorized capital stock consists of an unlimited number of common shares without par value, of which, as of February 28, 2010, a total of 29,799,392 shares were issued and outstanding. Each common share confers upon the holder the right to one vote at all shareholders’ meetings, to receive all dividends associated with this class of shares as declared by the Company, and upon the dissolution of the Company, the holder is entitled to receive, along with other shareholders, a share of the Company’s assets, proportional to his/her holdings.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

The shares of the Company have been listed on the Toronto Stock Exchange (symbol VGQ) since April 5, 2006. Prior thereto, the shares of the Company’s predecessor entity, Virginia Gold Mines inc., had been listed on the Toronto Stock Exchange since the formation of the predecessor entity in June 1996.

Trading Price and Volume

The table below provides information as to the high and low prices of the Company’s common shares, and monthly trading volume for the shares during fiscal year 2010.

2009	Low ($)	High ($)	Volume (#)
March	3.50	4.02	681,250
April	3.42	3.92	530,120
May	3.50	4.45	527,553
June	3.49	4.50	524,332
July	3.50	4.33	286,281
August	3.65	4.29	329,433
September	4.00	5.37	970,569
October	4.91	5.25	513,946
November	5.06	5.56	437,986
December	5.17	5.69	374,563
2010
January	5.26	5.80	396,202
February	5.28	5.87	384,312
TOTAL			5,956,547

ITEM VII – ESCROWED SHARES

There are no escrowed shares.

ITEM VIII – RISK FACTORS

8.1 Industry Conditions

The exploration for and development of mineral deposits involve significant risks and while the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. All of the Company’s properties are in the exploration stage and the Company is presently not exploiting any of its properties and its future success will depend on its capacity to generate revenues from an exploited property.

The discovery of mineral deposits depends on a number of factors, including the professional qualification of its personnel in charge of exploration. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. In the event that the Company wishes to commercially exploit one of its properties, the exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The Company’s operations will be subject to all the hazards and risks normally encountered in the exploration and development of mineral deposits. Mining operations generally involve a high degree of risk, including unusual and unexpected geologic formations.

There can be no guarantee that sufficient quantities of minerals will be discovered or that one of the Company’s properties will reach the commercial production stage. If the Company discovers profitable mineralization, the Company does not have sufficient financial means to bring a producing mine into operation. Considering that the Company has no properties with proven reserves and considering the

Annual Information Form, May 14, 2010
Virginia Mines Inc.

aforementioned risk factors, it is unlikely that the Company will develop a profitable commercial operation in the near future.

8.2 Regulatory Matters

The Company’s mining activities are subject to governmental regulation. These activities can be affected at various levels by governmental regulation governing prospecting and development, price control, taxes, labour standards and occupational health, expropriation, mine safety, environmental protection and other matters. An excessive supply of certain minerals may arise from time to time due to the absence of a market for said minerals and to restrictions on exports.

Exploration and commercialization are subject to various federal, provincial and local laws and regulations relating to the protection of the environment. These laws impose high standards on the mining industry to monitor the discharge of wastewater and report the results of such monitoring to regulatory authorities, to reduce or eliminate certain effects on or into land, water or air, to progressively rehabilitate mine properties, to manage hazardous wastes and materials and to reduce the risk of worker accidents. A violation of these laws may result in the imposition of substantial fines and other penalties.

8.3 Permits, Licences and Approvals

The operations of the Company require licences and permits from various governmental authorities. The Company believes it holds or is in the process of obtaining all necessary licences and permits to carry on the activities, which it is currently conducting under applicable laws and regulations. Such licences and permits are subject to changes in regulations and in various operating circumstances. There can be no guarantee that the Company will be able to obtain all necessary licences and permits that may be required to maintain its mining activities, construct mines or milling facilities and commence operations of any of its exploration properties. In addition, if the Company proceeds to production on any exploration property, it must obtain and comply with permits and licences which may contain specific conditions concerning operating procedures, water use, the discharge of various materials into or on land, air or water, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to obtain such permits and licences or that it will be able to comply with any such conditions.

8.4 Title to Property

Although the Company has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impugned. Third parties may have valid claims underlying portions of the Company’s interests in its properties.

8.5 Competition

The Company’s activities are directed towards the exploration, evaluation and development of mineral deposits. There is no certainty that the expenditures to be made by the Company will result in discoveries of commercial quantities of mineral deposits. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential. The Company will compete with other interests, many of which have greater financial resources than it will have, for the opportunity to participate in promising projects. Significant capital investment is required to achieve commercial production from successful exploration efforts, and the Company may not be able to successfully raise funds required for any such capital investment.

8.6 Dependence on Management

The Company is dependent on certain members of management, particularly its President and its Vicepresident. The loss of their services could adversely affect the Company. Investors must rely on the Company’s directors and those who are unwilling to do so should refrain from investing in the Company.

Management of the Company rests with a few key employees, the loss of any of whom could have a detrimental effect on the Company’s operations.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

8.7 Conflicts of Interest

Certain directors and officers of the Company also serve as directors and officers of other companies involved in natural resource exploration and development; consequently, there is a possibility that such directors and officers will be in a position of conflict of interest. Any decision made by such directors and officers involving the Company will be made in accordance with their duties and obligations to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors and officers may have a material conflict of interest.

8.8 Commercialization

The commercialization of minerals depends on a number of factors that are independent from the Company’s desire to proceed with said commercialization. These factors include market fluctuations and governmental regulations concerning prices, taxes, fees, authorized production, imports and exports. The exact effect of these factors cannot be accurately evaluated.

8.9 Uninsured Hazards

The Company could be held responsible for certain events including environmental pollution, cave-ins or other hazards against which a company such as Virginia Mines Inc. cannot insure or against which it may elect not to insure, taking into consideration the importance of the premiums or other reasons. The payment of amounts relating to liability of the aforementioned hazards could cause the loss of the Company’s assets.

8.10 Land Claims

At the present time, none of the properties in which the Company has an interest or an option to acquire an interest is the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future.

ITEM IX – DIRECTORS AND OFFICERS

The following table lists the Company’s Directors and Officers as of February 28, 2010.

Name and residence	Principal occupation	Director or Officer since	Number of shares	%
André Gaumond Lac Beauport (Qc)	President and CEO of the Company	November 30, 2005	834,826	2.8
André Lemire (1) (2) Westmount (Qc)	President of Lemvest Inc.	November 30, 2005	129,051	0.4
Paul Archer St-Augustin-de-Desmaures (Qc)	Vice-President, Exploration and Acquisitions, for the Company	March 23, 2006	100,000	0.3
Claude St-Jacques (2) Quebec (Qc)	President and Chairman of Société d’exploration minière Vior inc.	November 30, 2005	50,625	0.2
Mario Jacob (1) (2) Lévis (Qc)	President of Maximus Capital Inc.	November 30, 2005	—	—
Pierre Labbé (1) Lévis (Qc)	Vice-President and CFO of Medicago Inc.	April 22, 2008	—	—
Robin Villeneuve Québec (Qc)	CFO of the Company	June 16, 2008	—	—

(1) Member of the Audit Committee
(2) Member of the Compensation and Nominating Committee

Unless the position becomes vacant, each director will fulfill its mandate until the next annual meeting, which is to be held on June 29, 2010 and until a successor is duly elected or named.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

9.1 Biographical Notes

André Gaumond has been President and Chief Executive Officer and Director of the Company since November 30, 2005 and was President and Chief Executive Officer and Director of Virginia Gold Mines Inc. from June 1, 1996 to March 31, 2006. He was President and Director of Old Virginia Gold Mines from 1992 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged to form Virginia Gold Mines Inc., predecessor to the Company, in June 1996). Mr. Gaumond is a geological engineer with a master’s degree in geological economics. He worked as a geologist for several organizations, including Noranda, SOQUEM and the government of Quebec. From 1987 to 1990, he was a mining analyst for financial institutions such as Pemberton Securities and Midland Walwyn. In 1990, he joined Corpomin Management as a technical and financial advisor, where he held a variety of senior, management positions within different mining exploration companies. In 1995, he was nominated President of the Quebec Prospectors Association. On behalf of Virginia’s team, he accepted the Quebec Prospector of the Year award in 1996-97 for the company’s work in James Bay, and the prix Ressource from the Quebec Order of Geologists in 2001. In 2004, Virginia was again awarded the title of Quebec Prospector of the Year in recognition of the Coulon and Éléonore projects. Mr. Gaumond received the title of Quebec Entrepreneur of the Year in 2005 for his achievement on the Éléonore project, as well as was named“Mining Man of the Year” in Canada by mining magazine “The Northern Miner”. In 2006 he was given the prestigious Canadian Prospector of the Year award from the Prospectors and Developers Association of Canada (PDAC). In 2007 he received the e3 (Environmental Excellence in Exploration) award in Quebec and the same award in 2008 in Canada. He is currently serving on the Board of Detour Gold Corporation as well as on the Board of the PDAC. Mr. Gaumond is a member of several professional associations, among them the Quebec Order of Engineers.

André Lemire has been a Director of Virginia since June 1996. He became a Director and Chairman of the Board of the Company upon its incorporation on November 30, 2005. Mr. Lemire is also a member of the Audit Committee. Mr. Lemire holds a degree in Economics from the University of Ottawa. From 1972 to 1990, he held various executive positions with the brokerage firm of Levesque Beaubien Geoffrion Inc., notably Executive Vice-President and member of the Board of Directors. From February 1990 to January 1995, he was President and Director of Operations for Marleau, Lemire Securities Inc. In January 1995, he became Co-Chairman of the Board of Marleau, Lemire Securities Inc. and President of Marleau Lemire Inc. Mr. Lemire was appointed as Governor of the Montreal Stock Exchange for the period of 1994 to 1996. He is currently President of Lemvest Inc., a private holding company.

Claude St-Jacques has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 3, 1996 to March 31, 2006. He was Director of Old Virginia Gold Mines Inc. from 1986 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged in June 1996 to form the Company’s predecessor entity). He graduated from Laval University in 1982 and has been involved in the mining industry ever since. Mr. St-Jacques was General Manager of the Association des Prospecteurs du Québec from 1982 to 1984. He is President and Chairman of Société d’exploration minière Vior inc., a company traded on the TSX Venture Exchange.

Mario Jacob has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 21, 2005 to March 31, 2006. Mario Jacob has been President and Director of Maximus Capital Inc., a corporate financing and reorganization company, since November 2003. He has been a lawyer and member of the Quebec Bar since 1995. He is Director of Power Tech Corporation Inc. (TSX Venture Exchange: PWB), Cartier Resources Inc. (TSX Venture Exchange: ECR) and Opsens Inc. (TSX Venture Exchange: OPS). He is also President and Director of Capital MLB Inc. (TSX Venture Exchange: MMB.P), a capital pool company. He was Director and President of Dufort Capital Inc., a capital pool company, from May 2005 to December 2005, which became Odesia Group Inc. (TSX Venture Exchange: ODS) following its qualifying transaction. Mario Jacob was also Director and Secretary of Rasa Investments Inc., a capital pool company, which became Fortune 1000 Group Inc. (now Fortsum Business Solutions Inc., TSX Venture Exchange: FRT) following its qualifying transaction, of SLC Capital Inc. which became Conporec Inc. (TSX Venture Exchange: CNX) and Demcap Investments Inc., which became iPerceptions Inc. (TSX Venture Exchange: IPE). He was Vice-President and Director of LBJ Partners Inc., a private management firm, from October 2000 to October 2004. He was an associate of Flynn Rivard, avocats, from January 1996 to October 2000. He was Corporate Secretary of Plexmar

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Resources Inc. (TSX Venture Exchange: PLE) from January 2002 to February 2005 and Lyrtech Inc. (TSX Venture Exchange: LTK) from August 2000 to June 2001.

Pierre Labbé has been a Director of the Company since April 22, 2008 and is the Chairman of the Audit Committee. Mr. Labbé has been Vice-President and Chief Financial Officer of Medicago Inc. (TSX Venture Exchange:MDG.V) since May 2008 and acting Chief Financial Officer of Plexmar Resources Inc. since May 2007. He was Vice-President, Chief Financial Officer and Secretary of Medicago Inc. from July 2004 to May 2007. Before joining Medicago in 2004, he was Vice-President of Finance and Secretary of Sequoia Minerals Inc. from December 2003 to June 2004, and of Mazarin Inc. from March 2000 to December 2003, while both companies were listed on the Toronto Stock Exchange. Prior to March 2000, he held management positions in accounting and finance with Agrinove, an agri-food cooperative, and PricewaterhouseCoopers LLP (formerly Coopers & Lybrand) where he was involved in many acquisitions and public financing projects. Mr. Labbe holds a Bachelor's Degree in Business Administration and a Chartered Accountants Degree from Laval University, Quebec City. He is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants. He is also Director and Chairman of the Audit Committee of Advitech Inc. (TSX Venture Exchange:AVI), a health sciences and technology company.

Paul Archer has been Vice-President, Exploration and Acquisitions of the Company since March 23, 2006, and was Vice-President, Exploration and Acquisitions of Virginia Gold Mines Inc. from June 1, 1996, to March 31, 2006. Mr. Archer is a geological engineer with a master’s degree in Earth Sciences and has 25 years experience in the mining industry and more specifically in Archaean gold and base metal exploration. He has brought his experience to various mining companies such as Shell Minerals, Noranda, Northgate Explorations, Westminer Canada, and more recently to SOQUEM Inc., where he was General Manager for northern Québec between February 1993 and March 1996. He was President of the Association des prospecteurs du Québec in 1996 and 1997.

Robin Villeneuve was appointed Chief Financial Officer of the Company in June 2008. In the 13 preceding years, Mr. Villeneuve held positions with various levels of responsibility at AbitibiBowater, acting successively as Director of Financial Reporting and Manager, Controls and Manufacturing Accounting. He obtained a Bachelor’s Degree in Business Administration - major in Accounting, from Laval University, Quebec City, and is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants.

9.2 Corporate Cease Trading or Bankruptcies

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company is, as of the date hereof, or has been within the ten years prior to the date hereof, a director or executive officer of any company (including the Company), that while that person was acting in that capacity:

  Was the subject of a cease trading order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;
  Was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or
  Became, or within a year of a director or executive officer ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

9.3 Penalties or Sanctions

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, has:

  Been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority; or
  Been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

9.4 Personal Bankruptcies

No director or officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, or a personal holding company of any such persons has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

9.5 Conflicts of Interest

There are no existing or potential material conflicts of interest between the Company and a director or officer of the Company.

ITEM X – PROMOTERS

Mr. André Gaumond is considered to be the promoter of Company due to his involvement in the Company and his management role. As at February 28, 2010, Mr. Gaumond held or exercised control over 834,826 common shares of the Company (approximately 2.8% of the Company’s shares issued and outstanding).

ITEM XI – AUDIT COMMITTEE INFORMATION

11.1 The Audit Committee Charter

A copy of the Audit Committee Charter is attached to this Annual Information Form as Schedule A.

11.2 Composition of the Audit Committee

The members of the Audit Committee are Pierre Labbé, Chairman of the committee, André Lemire, and Mario Jacob. All members are financially literate and independent members of the Audit Committee, as such terms are defined in Multilateral Instrument Respecting 52-110 Audit Committees (“MI 52-110”).

11.3 Relevant Education and Experience

Mr. Pierre Labbé, Chairman of the Audit Committee, holds a Bachelor's Degree in Business Administration and a Chartered Accountants Degree from Laval University, Quebec City. He is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants. Mr. Labbé is fully qualified to perform as president and financial expert of the Audit Committee.

André Lemire earned his degree in Economics from the Ottawa University. He sat on the audit committee of various companies. Mr. Lemire has the level of financial expertise needed to fulfil its obligations as a member of the Company’s audit committee. Mr. Lemire was also Governor of the Montréal Stock Exchange from 1994 to 1996.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Real Estate Board that led to his certification as a real estate agent. This training included all aspects related to the reading and understanding of the financial statements of a company. He also successfully completed the "Understanding and Analysis of Financial Statements" course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.

11.4 Reliance on Certain Exemptions

At no time since the commencement of the Company’s financial year ended February 28, 2010, has the Company relied on the exemption provided under sections 2.4, 3.2, 3.3, 3.4, 3.5 or 3.6 of MI 52-110 or an exemption granted under Part 3.8 of MI 52-110 (Quebec).

11.5 External Auditor Service Fees

The following table sets forth the fees paid to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., chartered accountants, the Company’s external auditors for services rendered for fiscal years 2010 and 2009.

Services	2010	2009
Audit fees	$62,100	$102,380
Fees related to the audit (1)	$88,877	$121,445
Tax fees	$16,635	$2,750
TOTAL	$167,612	$226,575

(1) These fees represent aggregate fees billed for assurance and related services, review of the Company’s quarterly financial statements, fees related to SOX 404 of the Sarbanes-Oxley Act of 2002, and IFRS consultation.

ITEM XII – LEGAL PROCEEDINGS

There are no legal proceedings to which the Company is a party, or to which any of its properties are subject, nor are there any such proceedings known or contemplated, that are of a material nature.

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The information concerning the Interest of Management and Others in Material Transactions can be found in the Company’s Management Information Circular which was sent to shareholders in connection with the annual shareholders meeting of the Company to be held on June 29, 2010. A copy of the Management Information Circular can be found at www.sedar.com.

ITEM XIV – REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent of the Company is CIBC Mellon Trust Company, which maintains the shareholder register at its offices located at 2001 University Street, Suite 1600, Montreal, QC H3A 2A6.

ITEM XV – MATERIAL CONTRACTS

Over the fiscal year ended on February 28, 2010, the Company did not enter into any important agreement.

ITEM XVI – INTEREST OF EXPERTS

The following individuals are all “qualified persons” as defined by NI 43-101. They have prepared and certified technical reports which have been described in this Annual Information Form in connection with the following properties:

Annual Information Form, May 14, 2010
Virginia Mines Inc.

  Poste Lemoyne Extension — Alain Cayer M.Sc., P. Geo., and Christian D’Amours, geologist;
  Anatacau-Wabamisk — Stephen Poitras P.Geo. and Alain Cayer M.Sc., P.Geo.;
  Coulon — Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng. and Antoine Yassa, P.Geo,.

To the knowledge of management, the aforementioned individuals held none or less than 1% of the securities of the Company when they prepared the reports in connection with these properties, except for Alain Cayer who held 18 000 options (1.2%) at that time.

None of the authors of the reports mentioned above are currently expected to be elected, appointed or employed as a director, officer or employee of the Company.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. is the external auditor that prepared the Auditors’ Reports to the Shareholders of Virginia Mines Inc. under Canadian generally accepted auditing standards. PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. has confirmed to the Company that it is independent within the meaning of the Rules of Professional Conduct of the Ordre des Comptables agréés du Québec. These rules are equivalent or similar to Rules of Professional Conduct applicable to chartered accountants in the other provinces of Canada.

ITEM XVII – ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, Corporate Governance, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company’s Management Information Circular prepared in connection with the Company’s Annual Meeting of Shareholders to be held on June 29, 2010. Additional financial information is provided in the Company’s financial statements and MD&A for the fiscal year ended February 28, 2010. A copy of such documents may be obtained, upon request, from the Chief Financial Officer of the Company.

Upon request, the Company will provide you with:

  One copy of the Company’s Annual Information Form, together with one copy of any document, or the pertinent pages of any document incorporated by reference in the Annual Information Form;
  One copy of the Company’s comparative financial statements for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditor, and one copy of the most recent interim financial statements of the Company that have been filed, if any, for any period after the end of its most recently completed financial year;
  One copy of the Management Information Circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors; and
  When securities of the Company are in the course of a distribution pursuant to a short form prospectus or preliminary short form prospectus, one copy of any other documents that are incorporated by reference into the short form prospectus or preliminary short form prospectus not otherwise referred to herein.

Annual Information Form, May 14, 2010
Virginia Mines Inc.

SCHEDULE A

AUDIT COMMITTEE CHARTER

1. GOALS AND GENERAL OBJECTIVES

The audit committee members are selected among the board of directors of Virginia Mines Inc. (the“Company”). The Audit Committee (the “Committee”) will assist the board of directors (the “Board”) in fulfilling its oversight responsibilities for:

  the integrity of the Company’s financial statements;
  the Company’s compliance with legal and regulatory requirements;
  the independent auditor’s qualifications and independence;
  the performance of the Company’s independent auditors and internal audit function;
  the Company’s system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company.

The Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. In exercising its functions, the Committee maintains open communication among the Board, the management as well as with the internal and external auditors.

2. POWERS

The Board authorizes the Committee to investigate into any matters within the scope of its responsibilities and is empowered to:

  ask for information when needed to:
    all employees (and all employees are directed to cooperate when the Committee makes a request).
    third parties
  obtain legal or other counsel from outside professionals; and
  invite, when deemed necessary, the directors of the Company to participate in meetings.

The Company will provide appropriate funding, as determined by the Committee, for compensation to the independent auditor, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3. ORGANIZATION

Members

3.1 The Committee is comprised of three (3) members, all of whom do not hold any direct management position within the Company and those members are named by the Board.

Each committee member will be a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

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Annual Information Form, May 14, 2010
Virginia Mines Inc.

3.2 All members must be financially literate. The definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues than can reasonably be expected to be raised by the Company’s financial statements. The Board will determine whether at least one member of the committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the U.S. Securities and Exchange Commission (“SEC”). The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.

3.3 The mandate of the members is for one year, automatically renewable, unless otherwise instructed or upon resignation. Unless a chairperson is elected by the full board, the members of the committee may designate a chairperson by majority vote.

3.4 Quorum for all meetings will be two members.

3.5 The secretary of the Committee will be the Company secretary or any other person nominated by the Committee.

Attendance in meetings

3.6 If deemed necessary, the Committee may invite other people (such as the Chief Executive Officer and the Chief Financial Officer) to participate in the meetings.

3.7 A part of its responsibility to foster open communication, the Committee will meet periodically with management and the independent auditor in separate executive sessions and when appropriate to present their reports.

3.8. The Committee will meet periodically as required to fulfill its obligations either telephonically or by other means. Special meetings may be held when needed either telephonically or by other means.

3.9 Each regularly scheduled meeting will conclude with an executive session of the Committee members.

3.10 Brief minutes of each meeting must be recorded.

4. ROLES AND RESPONSIBILITIES

In the scope of its mandate, the Committee:

4.1 reviews this charter periodically, at least annually, and recommends to the Board any necessary amendments.

4.2 must periodically report on the results of examination of the business and makes recommendations to the Board.

External Audit

4.3 The Committee establishes methods to ensure the independence and qualifications of the external auditor, namely:

i) makes recommendations to the Board in relation to the nomination of the external auditor for the purposes of establishing or delivering an audit report or providing any other auditing services. The Committee will also make recommendations in relation to the remuneration of the external auditor. The nomination will be put forward for shareholders’ approval at the annual meeting;

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Annual Information Form, May 14, 2010
Virginia Mines Inc.

ii) ensures that the external auditor operates independently from the Board and the Committee. It could recommend, if required, the dismissal of the external auditor;

iii) examines yearly and discusses the external auditor’s report, detailing all elements that could have an effect upon its independence, and including all services performed and fees submitted by the external auditor. The external auditor could be invited to participate in this discussion, if necessary;

iv) when a change of external auditor is foreseen, examines all questions related to this change, notably those relative to information that must contain a notice of change of auditor as promulgated by applicable rules and regulations, and the steps that must be followed to permit an orderly transition;

v) whether or not a change in external auditor is foreseen, examines systematically the events to declare conforming to those rules and regulations (disagreements, questions out of order and consultations);

vi) examines and approves the Company’s hiring policies for associates and employees or former employees of the external auditor;

Other

i) The external auditor reports directly to the Committee.

ii) The auditor’s report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Furthermore, the Committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year to determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed.

iii) The Committee oversees the resolution of disagreements between management and the external auditor if they arise;

iv) As some services provided by the auditor are not compatible with their independence or the appearance of such independence, the Committee reviews and pre-approves both audit and non-audit services to be provided by the independent auditor. The authority to grant pre-approvals may be delegated to one or more designated members of the Committee whose decisions will be presented to the full Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports.

Financial Information

4.4 The Committee supervises the audit process, establishes the means and the disclosure of the financial information, in particular:

i) the instigation of an internal control system, surveillance of the system’s application, the review of the integrity of the organization’s financial reporting processes and internal control structure and the verification of the accuracy of the financial information to be divulged;

ii) meetings with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, the Form 40-F and any other filing with regulatory authorities or press release related to the financial results;

iii) reviewing of all documents with financial information, verified or not, before their publication;

iv) reviewing of the audit plan with the external auditor and management;

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Annual Information Form, May 14, 2010
Virginia Mines Inc.

v) assessing, along with management and the external auditor, of the proposed changes relative to general accounting principals and critical accounting policies, assessing the impact of risks and uncertainties as well as management’s estimates and important decisions that could have a significant effect on the financial information. The Committee will discuss all alternatives treatments that have been discussed with management;

vi) questioning the management and the external auditor on important issues pertaining to financial information that has been discussed during the course of the last fiscal period, and suggesting solutions. The Committee will also discuss the schedule of unadjusted differences;

vii) studying problems encountered by the external auditor during the audit, in particular those arising because of restrictions imposed by management or on significant accounting questions where there is disagreement with management;

viii) reviewing the annual financial statements and the external auditor’s report and obtains explanations from management on all significant differences compared to other periods;

ix) assessing the post-audit letter or the letter of recommendations from the external auditor as well as management’s response and the actions taken in reaction to the recommendations;

x) where applicable, reviewing management’s assertion on its assessment of the effectiveness of internal control as of the end of the most recent fiscal year, assessing the external auditor’s evaluation of internal controls as well as the response of management;

xi) reviewing, when applicable, the CFO’s reports, management’s response and the actions taken in reaction to the recommendations;

xii) reviewing the nomination of the person in management responsible for financial matters and that of all other persons with similar functions who participate in the process of the disclosure of financial information;

xiii) ensuring that adequate procedures are in place to review Company’s public disclosure of financial information extracted or derived from its financial statements and periodically assessing the adequacy of those procedures;

xiv) being informed, trough the external auditors, of any weakness in the systems that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of the Company or from applicable laws and regulations;

xv) reviewing the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company;

xvi) reviewing and approval of all related-party transactions, defined as those transactions required to be disclosed.

Complaints

4.5 Establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

4.6 Establishing procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Code of Ethics

4.7 Establishing, reviewing, and updating periodically a code of business conduct and ethics and determines whether management has established a system to enforce this code. Determining whether the code is in compliance with all applicable rules and regulations.

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Annual Information Form, May 14, 2010
Virginia Mines Inc.

4.8 Reviewing management’s monitoring of the Company’s compliance with its code of business conduct and ethics, and determining whether management has the proper review system in place such that the Company’s financial information disseminated to governmental organizations and the public satisfy legal requirements.

Other

4.9 Reviewing, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

4.10 Reviewing, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.11 Discussing policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

4.12 Conducting an annual performance assessment relative to the Committee’s purpose, duties, and responsibilities outlined herein.

4.13 Preparing Committee’s report to be included in the Company’s annual proxy statement as required by the SEC Regulations.

4.14 Performing any other activities consistent with this charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

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Annual Information Form, May 14, 2010
Virginia Mines Inc.

SCHEDULE B

VIRGINIA MINES INC.

Virginia's Major Properties (2009-2010)

76°00' W
74°00' W
72°00' W
70°00' W
55°00' N
54°00' N
53°00' N
52°00' N
N
COULON PROPERTY
LAC PAU PROPERTY
NTS 33 K
NTS 33 J
NTS 33 I
NTS 23 L
LA GRANDE SUD PROPERTY
POSTE LEMOYNE EXT. PROPERTY
Radisson
Trans-Taiga road
LG-4 Airport
NTS 33 G
NTS 33 F
LG-3 Airport
NTS 33 H
NTS 23 E
NTS 23 F
FCI PROPERTY
ANATACAU-WABAMISK PROPERTY
NTS 33 C
NTS 33 B
NTS 33 A
NTS
AUCLAIR PROPERTY
QUEBEC
Radisson
Chibougamau
Virginia's Claims
0
50
100
Kilometers

2010/02/28